Exhibit 99.1

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862 • (Fax) 202-467-6963

BCSB Bancorp, Inc.

Baltimore, Maryland

Conversion Valuation Appraisal Report

Valued as of January 9, 2008

Prepared By

Feldman Financial Advisors, Inc.

Washington, D.C.

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862 • (Fax) 202-467-6963

January 9, 2008

Board of Directors

BCSB Bancorp, Inc.

4111 E. Joppa Road

Baltimore, Maryland 21236

Members of the Board:

At your request, we have completed and hereby provide an updated independent appraisal (the “Appraisal”) of the estimated pro forma market value of the common stock to be issued (the “Stock Offering”) by BCSB Bancorp, Inc. (“BCSB” or the “Company”), Baltimore, Maryland, as of January 9, 2008, in connection with the mutual-to-stock conversion of Baltimore County Savings Bank, MHC (the “MHC”). Currently, the MHC’s principal activity is the ownership of the majority interest approximating 63.3% in BCSB Bankcorp, Inc. (“Bankcorp” or “Mid-Tier”), the mid-tier holding company for Baltimore County Savings Bank, FSB (the “Bank”). The remainder of the Mid-Tier’s shares (36.7%) is owned by public stockholders. Bankcorp owns a 100% interest in the common stock of the Bank. At the conclusion of the conversion, the MHC will no longer exist. BCSB is offering for sale common stock representing the majority ownership interest Bankcorp that is currently held by Baltimore County Savings Bank, MHC in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to current holders of Bankcorp shares as of the Record Date, members of the local community and the public at large. At the conclusion of the conversion, existing public stockholders of Bankcorp, Inc. will receive new shares of common stock of the Company in exchange for their existing Bankcorp Shares. As part of the conversion, the Company commenced a subscription offering of common stock on September 6, 2007, based on an appraisal dated August 6, 2007. The subscription offering was terminated on October 19, 2007, having received orders for 592,498 shares or approximately $5.9 million of its common stock. After such date, the Company commenced a syndicated community offering that terminated on December 3, 2007. To date, the Company has not received sufficient indications of interest to allow it to complete the offering. This Appraisal has been prepared in connection with an extension request filed with the Office of Thrift Supervision (“OTS”) by BCSB. This Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the OTS.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

January 9, 2008

Page Two

analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Muldoon Murphy & Aguggia, LLP, and the Company’s independent auditor, Stegman & Company. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. Our previous appraisals as of March 21, 2007 (as revised), June 21, 2007, July 20, 2007 and August 6, 2007 are incorporated and supplemented herein by reference.

We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Company’s representation that the information contained in the Prospectus and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

It is our opinion that, as of January 9, 2008, the estimated pro forma market value of the Company on a fully converted basis was within a range (the “Valuation Range”) of $31,213,010 to $42,229,370 with a midpoint of $36,721,190. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $48,563,770. After consideration of the exchange of existing publicly held shares and the offering of the MHC’s 63.3% ownership interest to the public, assuming an offering price of $10.00 per share of common stock, the Company will offer a minimum of 3,121,301 shares, a midpoint of 3,672,119 shares, a maximum of 4,222,937 shares, and an adjusted maximum of 4,856,377 shares.

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their current shares for newly issued shares of the fully converted Company. It is our understanding that the exchange ratio has been designed to preserve the current aggregate percentage ownership in Bankcorp equal to 36.7%. The actual exchange ratio to be received by the existing minority shareholders of Bankcorp will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based on this calculation, and the valuation offering range above, the

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

January 9, 2008

Page Two

Company’s legal exchange ratio would be 0.5264 shares, 0.6193 shares, 0.7122 shares and 0.8190 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Feldman Financial has no opinion on the proposed exchange ratio applied to the minority shares exchanged for newly issued shares of the Company.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation reported herein will be updated as appropriate. This Appraisal dated January 9, 2008 provides for a decrease in the market valuation range from our most recent appraisal dated August 6, 2007. Further updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Michael S. Green
Principal

FELDMAN FINANCIAL ADVISORS, INC.

I	Background of Feldman Financial Advisors, Inc.	I-1
II-1	Statement of Financial Condition	II-1
II-2	Statement of Operations	II-2
II-3	Loan Portfolio Composition	II-3
II-4	Investment Portfolio Composition	II-4
II-5	Deposit Account Distribution	II-5
II-6	Branch Office Network	II-6
III	Financial and Market Data for All Public Thrifts	III-1
IV-1	Pro Forma Assumptions for Second-Stage Conversion Valuation	IV-1
IV-2	Pro Forma Second-Stage Conversion Valuation Range	IV-2
IV-3	Pro Forma Second-Stage Conversion Analysis at Midpoint	IV-3
IV-4	Comparative Discount and Premium Analysis	IV-4

i

FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

ii

FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of the common stock to be issued (the “Stock Offering”) by BCSB Bancorp, Inc. (“BCSB” or the “Company”), Baltimore, Maryland, as of January 9, 2008, in connection with the mutual-to-stock conversion of Baltimore County Savings Bank, MHC (the “MHC”). Currently, the MHC’s principal activity is the ownership of the majority interest approximating 63.3% in BCSB Bankcorp, Inc. (“Bankcorp” or “Mid-Tier”), the mid-tier holding company for Baltimore County Savings Bank, FSB (the “Bank”). The remainder of the Mid-Tier’s shares (36.7%) is owned by public stockholders. Bankcorp owns a 100% interest in the common stock of the Bank. At the conclusion of the conversion, the MHC will no longer exist. As part of the conversion, the Company is offering for sale common stock representing the majority ownership interest Bankcorp that is currently held by Baltimore County Savings Bank, MHC in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to current holders of Bankcorp shares as of the Record Date, members of the local community and the public at large. At the conclusion of the conversion, existing public stockholders of Bankcorp, Inc. will receive new shares of common stock (adjusted for an exchange ratio) of the Company in exchange for their existing Bankcorp Shares. This Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”).

FELDMAN FINANCIAL ADVISORS, INC.

The Appraisal is furnished pursuant to the filing by the Company of the Application for Conversion (the “Application”) and request for a 90-day extension of the offering period filed with the OTS on December 3, 2007.

In the course of preparing the Appraisal, we reviewed and discussed with the Company’s management and the Company’s independent accountants, Stegman & Company, the audited financial statements of the Company’s operations for the years ended September 30, 2005, 2006 and 2007. We also reviewed and discussed with management other financial matters of the Bank and held discussions with Sandler O’Neill, the investment banking firm engaged by the Company to market and sell the common stock.

Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Company’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Company operates and assessed the Company’s relative strengths and weaknesses.

We examined and compared the Company’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Stock Offering on the Company’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Company.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Company and its

FELDMAN FINANCIAL ADVISORS, INC.

independent accountants. We did not independently verify the financial statements and other information provided by the Company and its independent accountants, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation reported herein will be updated as appropriate. This Appraisal dated January 9, 2008 provides for a decrease in the market valuation range from our appraisal dated August 6, 2007. Further updates will consider, among other factors, any developments or changes in the Company’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the Stock Offering valuation of the Company, appropriate adjustments to the estimated pro forma market value may be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF BCSB BANCORP, INC.

General Overview

BCSB Bancorp, Inc. is a new Maryland chartered corporation, formed by Baltimore County Savings Bank, a federally chartered savings institution, for the purpose of holding all of the capital stock of Baltimore County Savings Bank. To date, BCSB has only conducted organizational activities. Currently, BCSB Bankcorp, Inc., the mid-tier stock holding company that was formed in 1998 owns all of the capital stock of the Bank. The mid-tier holding company is 63.3% owed by Baltimore County Savings Bank, MHC and 36.7% owned by public shareholders. After the conversion, Baltimore County Savings Bank, MHC will no longer exist. In addition, as part of the conversion, existing public stockholders of Bankcorp will receive new shares of common stock in BCSB in exchange for their existing shares of common stock of Bankcorp. The Company’s principal executive offices are located at 4111 E. Joppa Road, Baltimore, Maryland.

The Bank is a federally chartered stock savings bank that operates through eighteen banking offices serving the Baltimore metropolitan area. It was originally chartered by the State of Maryland in 1955 under the name Baltimore County Building and Loan Association. The Bank received federal insurance of its deposit accounts in 1987 and obtained its federal charter in 1987, at which time the Bank’s name changed to Baltimore County Savings Bank, F.S.B. The Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. At September 30, 2007, the Company had total assets of $642.4 million, deposits of $558.5 million and equity capital of $34.6 million.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Bank’s primary market area and other real estate loans consisting of commercial mortgage loans, construction loans, commercial business loans and consumer loans, including home equity loans and lines of credit. The Bank had previously been engaged in indirect automobile lending, however that activity terminated in December 2005. The Bank currently operates from its main office in Baltimore, Maryland, and eighteen branch offices located in the Baltimore metropolitan area. Management has estimated that approximately 95% of all lending and deposits came from this market area.

The Company operates in a market area with a high concentration of banking and financial institutions, and faces substantial competition in attracting deposits and in originating loans. A number of its competitors are significantly larger institutions with greater financial and managerial resources and lending limits. The ability of the Company to compete successfully is a significant factor affecting growth potential and profitability.

The competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, savings institutions, and credit unions located in the Company’s primary market area. The Company also competes with mortgage banking and finance companies for real estate loans and with commercial banks and savings institutions for consumer loans, and faces competition for funds from investment products such as mutual funds, short-term money funds and corporate and government securities. There are large competitors operating throughout the Company’s total market area, and the Bank also faces strong competition from other community-based financial institutions.

FELDMAN FINANCIAL ADVISORS, INC.

In order to facilitate its balance sheet objectives and maintain appropriate capital levels, the Company plans to raise additional capital through the Stock Offering. The net proceeds from the Stock Offering may also be used to support increased lending activities, repay borrowings, repay trust preferred securities or other general corporate purposes. In addition, the Stock Offering will afford the opportunity to bolster its stock-based compensation and benefit plans for management and employees, thereby improving the Company’s capacity to attract and retain qualified personnel.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Company’s consolidated balance sheets as of the years ended September 30, 2005 to 2007. Exhibit II-2 presents the Company’s consolidated income statements for the years ended September 30, 2004 to 2007.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

Table 1 presents selected data concerning the Company’s financial position as of September 30, 2003 to 2007. Table 2 displays relative financial and performance ratios for the Company as of similar periods.

Table 1

Selected Financial Condition Data

As of September 30, 2003 to 2007

(Dollars in Thousands)

	At September 30,
	2007	2006	2005	2004	2003
	(In Thousands)
Total assets	$642,381	$785,857	$812,745	$773,618	$668,198
Loans receivable, net	416,302	463,776	454,347	386,136	365,055
Investment securities:
Available for sale	3,970	143,068	151,386	158,948	121,290
Held to maturity	—	4,496	1,995	2,497	2,500
Mortgage-backed securities:
Available for sale	104,999	86,801	112,120	144,260	116,204
Held to maturity	—	28,675	26,470	26,631	18,394
FHLB stock	2,270	6,972	8,060	6,105	3,305
Deposits	558,457	604,845	597,669	580,622	551,929
FHLB advances	20,000	118,473	144,796	120,920	32,268
Trust Preferred Securities	—	—	—	—	22,500
Junior Subordinated Debentures	23,197	23,197	23,197	23,197	—
Stockholders’ equity	34,592	33,421	42,040	44,129	44,768

FELDMAN FINANCIAL ADVISORS, INC.

Table 1 (Continued)

Selected Financial Condition Data

As of September 30, 2003 to 2007

(Dollars in Thousands)

	For the Years Ended September 30,
	2007	2006	2005	2004	2003
	(In Thousands)
Interest income	$39,112	$39,995	$36,223	$32,234	$33,167
Interest expense	25,517	25,776	20,384	16,362	16,107

Net interest income	13,595	14,219	15,839	15,872	17,060
Provision for loan losses	117	194	453	708	1,359

Net interest income after provision for loan losses	13,478	14,025	15,386	15,164	15,701
Other income	(5,335)	1,501	2,140	1,600	1,587
Non-interest expenses	12,809	26,968	16,814	15,735	15,336

(Loss) income before income taxes	(4,666)	(11,442)	712	1,029	1,952
Income tax (benefit) provision	(1,745)	(4,049)	111	144	655

Net (loss) income	$(2,921)	$(7,393)	$601	$885	$1,297

Net (loss) income per share of Common Stock:
Basic	$(.50)	$(1.26)	$.10	$.15	$.23

Diluted	$(.50)	$(1.26)	$.10	$.15	$.22

Cash dividend declared per share	$.00	$.50	$.50	$.50	$.50

Source: BCSB Bancorp, preliminary prospectus

FELDMAN FINANCIAL ADVISORS, INC.

Table 2

Selected Financial and Performance Ratios

As of September 30, 2003 to 2007

	At or for the Year Ended September 30,
	2007	2006	2005	2004	2003
Performance Ratios:
Return on average assets (net (loss) income divided by average total assets)	(0.41)%	(0.92)%	0.08%	0.12%	0.21%
Return on average equity (net (loss) income divided by average equity)	(8.57)	(19.86)	1.40	2.03	2.94
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost) (1)	2.04	1.96	2.16	2.43	2.81
Net interest margin (net interest income divided by average interest-earning assets)(2)	2.04	1.89	2.15	2.41	2.90
Ratio of average interest-earning assets to average interest-bearing liabilities	99.83	98.30	99.68	99.48	103.38
Ratio of non-interest expense to average total assets	1.80	3.35	2.12	2.20	2.46
Efficiency ratio (3)	155.07	173.69	95.94	93.86	88.71
Dividend payout ratio (dividends declared per share divided by net income per share) (4)	—	—	500.00	333.33	217.39

Asset Quality Ratios:
Nonperforming assets to total assets at end of period	0.37	0.32	0.09	0.11	0.09
Nonperforming loans to gross loans at end of period	0.53	0.51	0.15	0.21	0.08
Allowance for loan losses to gross loans at end of period	0.62	0.56	0.57	0.63	0.70
Allowance for loan losses to nonperforming loans at end of period	115.72	109.30	372.09	296.67	899.33
Provision for loan losses to gross loans	0.03	0.04	0.09	0.17	0.12
Net charge-offs to average loans outstanding	0.03	(0.06)	(0.07)	(0.22)	(0.22)

Capital Ratios:
Equity to total assets at end of period	5.38	4.25	5.17	5.70	6.70
Average equity to average assets	4.80	4.63	5.42	6.08	7.09

Other Data:
Number of full-service offices	18	18	17	15	16

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities. No tax equivalent adjustments were made.
(2)	Represents net interest income as a percent of average interest-earning assets. No tax equivalent adjustments were made.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Represents dividends paid to minority shareholders only as a percent of net earnings. Does not include dividends waived by Baltimore County Savings Bank, M.H.C.

Source: BCSB Bancorp, preliminary prospectus

FELDMAN FINANCIAL ADVISORS, INC.

Asset Composition

The Company’s total assets experienced relatively steady growth over the past five years, increasing by a compound annual rate of 5.6% from $668.2 million at September 30, 2003 to $785.9 million at September 30, 2006. The net asset expansion of approximately $118 million over this period occurred primarily in the loan portfolio, aided by wholesale purchases of mortgage-backed and investment securities. The loan portfolio increased from $365.1 million at year-end 2003 to $463.8 million at September 30, 2006, an increase of $98.7 million. The ratio of loans to total assets increased from 54.6% at year-end 2003 to 59.0% at September 30, 2006.

During the year ended September 30, 2007, BCSB accomplished a significant balance sheet restructuring. Total assets decreased by $143.5 million, or 18.3% from $785.8 million at September 30, 2006 to $642.4 million at September 30, 2007. Cash and cash equivalents increased by $64.3 million to $76.0 million over this same time period, as the Bank invested the some of the proceeds from the sales of mortgage-backed securities, investment securities and loans related to the restructuring in short-term instruments. Over time, such funds are expected to be reinvested in loans and used in funding the outflows of certificate of deposit accounts that are expected to occur as the Bank reduces certificates of deposit rates in an effort to reduce these higher cost deposits as a funding source.

The investment portfolio available for sale decreased $139.1 million, or 97.2%, from $143.1 million at September 30, 2006 to $4.0 million at September 30, 2007 due to the sale of various investment securities in an effort to restructure the balance sheet. The investment portfolio held to maturity decreased $4.5 million from September 30, 2007 to a zero balance at September 30, 2007, as various investments matured and the funds were not reinvested in securities as the Bank restructured its balance sheet. Mortgage-backed securities available for

FELDMAN FINANCIAL ADVISORS, INC.

sale increased $18.2 million, or 21.0%, from $86.8 million at September 30, 2006 to $105.0 million at September 30, 2007. This increase was primarily a result of the transfer and reclassification of held to maturity mortgage-backed securities to available for sale and securities purchased in the restructuring. Mortgage-backed securities held to maturity decreased $28.7 million or 100.0% from $28.7 million at September 30, 2006 to $0 at September 30, 2007 as all mortgage-backed securities are now classified as available for sale. The Bank no longer intends to classify mortgage-backed securities and investment securities as held to maturity for the foreseeable future.

Net loans receivable, decreased $47.5 million, or 10.2%, from $463.8 million at September 30, 2006 to $416.3 million at September 30, 2007. The Bank’s lending strategy has shifted, such that commercial real estate lending and commercial business lending and short term home equity lending have become key focuses. The Bank ceased its indirect auto lending program in December 2005. The indirect loan portfolio was $42.3 million at September 30, 2006 and $21.4 million at September 30, 2007. It is expected to decline over time as the loans are paid down.

Premises and equipment decreased $771,000, or 6.9%, from $11.2 million at September 30, 2006 to $10.5 million at September 30, 2007, primarily as a result of ongoing depreciation. The cash surrender value on the Bank Owned Life Insurance (“BOLI”) increased $629,000, or 4.8%, from $13.2 million at September 30, 2006 to $13.8 million at September 30, 2007. Due to the decrease in the general level of interest rates and the flat structure of the yield curve, the current budget calls for minimal growth, until interest margins return to a level sufficient to allow growth. The Bank is seeking to increase core deposits in an effort to decrease the cost of funds.

FELDMAN FINANCIAL ADVISORS, INC.

Any increase in deposits may be offset by decreases in levels of borrowings. New loans may be made to offset payments received on existing loans and securities. If payments received on loans exceed demand, then securities may be purchased or borrowings further reduced.

Deposits decreased by $46.4 million, or 7.7%, from $604.8 million at September 30, 2006 to $558.5 million at September 30, 2007. This decrease was primarily due to increased competition and a planned decrease in certificate of deposit rates to allow for the run-off of higher cost certificates. Short-term advances from the Federal Home Loan Bank of Atlanta decreased by $30.0 million, or 75.0%, from $40.0 million at September 30, 2006 to $10.0 million at September 30, 2007. Long-term advances from the Federal Home Loan Bank of Atlanta decreased $68.5 million, or 87.3%, from $78.5 million at September 30, 2006, to $10.0 million at September 30, 2007. Advances from the Federal Home Loan Bank of Atlanta decreased as the Bank used funds from the sale of securities to pay off $98.5 million in high cost advances as part of the strategy to restructure the balance sheet.

Stockholders’ equity increased by $1.2 million, or 3.5%, from $33.4 million at September 30, 2006 to $34.6 million at September 30, 2007, which was primarily attributable to the decrease in accumulated other comprehensive loss of $3.7 million, from a negative $4.3 million at September 30, 2006 to a negative $682,000 at September 30, 2007, offset, in part, by net losses of $2.9 million for the year ended September 30, 2007. The change in these unrealized losses was mainly due the realization of the losses as the securities were sold as part of the balance sheet restructuring. The remaining unrealized losses are considered temporary as they reflect market values on September 30, 2007 and are subject to change daily as interest rates fluctuate.

FELDMAN FINANCIAL ADVISORS, INC.

This decrease in accumulated other comprehensive loss is due to the effect rising interest rates have on the available for sale securities recorded at fair market value and has no impact on regulatory capital.

The Bank has traditionally focused on the origination of one- to four-family loans, which comprise a significant majority of the total loan portfolio while also providing financing for commercial real estate, including service/retail and mixed-use properties, churches and non-profit properties, medical and dental facilities and other commercial real estate. After real estate mortgage lending, consumer lending has been the next largest category of lending and is primarily composed of auto loans and home equity loans and lines of credit. However, in the future, as the Bank has discontinued its indirect auto lending function in 2005, the consumer loan portfolio should become a smaller percentage of total loans, as the indirect automobile loan portfolio repays. The Bank also originates construction loans for individual single-family residences and commercial loans to businesses and non-profit organizations, generally secured by real estate.

The Bank historically has had a large concentration of securities (inclusive of mortgage-backed securities) as a percentage of total assets. As of September 30, 2007, cash and investment securities totaled 28.8% of total assets as compared to 38.8% of total assets at September 30, 2005.

Table 3 and Exhibit II-3 analyze the composition of the loan portfolio by loan category at the dates indicated. The Bank’s primary lending activity consists of the origination of one-to four-family first mortgage loans. Fixed rate, conventional mortgage loans are offered by the Bank with repayments terms ranging from 10 years up to 30 years at competitive market rates.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank also offers adjustable rate mortgages (“ARMs”) with a 30-year term at rates that adjust annually, after an initial term, based upon the one-year constant maturity U.S. Treasury Bill rate plus a margin. The maximum adjustment is 2% per adjustment period and a 6% maximum adjustment over the life of the loan. The Bank generally issues loans at loan-to-value (“LTV”) ratios at 80% or less, however it does issue loans at LTV ratios in excess of 80% where the borrower has obtained mortgage insurance.

Table 3

Loan Portfolio

As of September 30, 2003 to September 30, 2007

(Dollars in Thousands)

	At September 30,
	2007		2006		2005		2004		2003
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
Real estate loans:
Single-family residential	$164,522	38.20%	$214,724	44.50%	$195,203	40.44%	$179,010	43.47%	$179,552	46.32%
Single-family rental prop.	36,245	8.42	29,131	6.04	26,914	5.58	19,257	4.68	14,348	3.70
Commercial	119,598	27.77	110,179	22.83	75,034	15.55	64,615	15.69	53,675	13.85
Construction	42,284	9.82	39,021	8.09	53,755	11.14	23,225	5.64	16,411	4.23
Commercial lines of credit	12,982	3.01	9,606	1.99	16,463	3.41	16,038	3.89	6,410	1.65
Commercial leases	4,574	1.06	4,749	0.98	3,300	0.68	1,300	0.32	820	0.21
Commercial loans secured	—	—	365	0.08	1,869	0.39	800	0.19	133	0.03
Commercial loans unsecured	336	0.08	409	0.08	538	0.11	545	0.13	678	0.17
Consumer:
Auto	30,490	7.08	53,530	11.09	88,287	18.29	88,122	21.40	98,168	25.33
Home equity lines	16,960	3.94	17,942	3.72	17,901	3.71	15,629	3.80	13,943	3.60
Other	2,713	0.63	2,849	0.59	3,377	0.70	3,265	0.79	3,474	0.90

Total loans	$430,704	100.00%	$482,505	100.00%	$482,641	100.00%	$411,806	100.00%	$387,612	100.00%

Plus: purchase accounting premium	285		451		665		950		1,320
Less:
Undisbursed portion of loans in process	9,846		12,014		16,874		13,764		7,753
Allowance for loan losses	2,650		2,679		2,746		2,587		2,698
Unearned interest	1,633		4,132		9,067		10,002		12,750
Deferred loan fees	558		355		272		267		429

	14,687		19,180		28,959		26,620		23,630

Total loans, net	$416,302		$463,776		$454,347		$386,136		$365,302

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

The Bank also offers single-family residential loans secured by properties that are not owner occupied (rental property loans). These loans are offered on a fixed-rate or adjustable-rate basis and generally carry interest rates from 0.5% to 1.0% above rates charged on comparable loans secured by owner-occupied properties.

The Bank has a commercial real estate loan portfolio that includes loans to finance small office buildings, churches, medical complexes, marinas, small shopping (strip) centers and small commercial and industrial buildings. Commercial real estate loans are available on both fixed-rate and adjustable-rate terms and have terms to maturity up to 25 years. Commercial real estate loans have LTV ratios generally around 75% to 80%.

The Bank also offers a full menu of non-mortgage commercial loan products, tailored to serve customer needs, as follows:

•	lines of credit to finance short term working capital needs;

•	small business revolving lines of credit;

•	equipment acquisition lines of credit and leases;

•	short term time notes;

•	term financing to finance capital acquisitions; and

•	business vehicle financing.

The Bank offers fixed-rate and adjustable-rate mortgage loans secured by income-producing commercial real estate in our market area. Commercial real estate loans are originated with terms of up to 25 years. Commercial real estate loans generally amortize over a period of from 15 to 25 years but must be paid in full or refinanced in five years. Adjustable-rate commercial real estate loans feature an interest rate indexed to the five-year Treasury bill rate

FELDMAN FINANCIAL ADVISORS, INC.

plus a margin. The Bank also offers fixed-rate commercial real estate loans with 15-year terms. Commercial real estate loans generally are made in amounts not exceeding 80% of the lesser of the appraised value or the purchase price of the property.

Unlike single-family residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself and the general economic environment. Commercial loans, therefore, have greater credit risk than residential mortgage or consumer loans. In addition, commercial loans generally result in larger balances to single borrowers, or related groups of borrowers, than one- to four-family loans. Commercial lending also generally requires substantially greater evaluation and oversight efforts.

Construction lending includes loans for construction or major renovations or improvements of borrower-occupied residences. A substantial portion of the construction loans are originated for the construction of owner-occupied, single-family dwellings in the Company’s primary market area. Residential construction loans are offered primarily to individuals building their primary or secondary residence, as well as to selected local developers to build single-family dwellings. Generally, loans to owner/occupants for the construction of owner-occupied, single-family residential properties are originated in connection with the permanent loan on the property and have a construction term of up to 12 months. Such loans are offered on a fixed-rate or adjustable-rate basis. Interest rates on residential construction loans

FELDMAN FINANCIAL ADVISORS, INC.

made to the owner/occupant have interest rates during the construction period equal to the same rate on the permanent loan selected by the customer. Interest rates on residential construction loans to builders are set at the prime rate plus a margin of between 0% and 1.5%. Interest rates on commercial construction loans are based on the prime rate plus a negotiated margin of between 0% and 1.5% and adjust monthly, with construction terms generally not exceeding 18 months. Advances are made on a percentage of completion basis. At September 30, 2007, $42.3 million, or 9.8%, of the gross loan portfolio consisted of commercial construction loans, acquisition and development loans, and construction loans on single family residences.

The customary sources of loan applications include repeat customers, referrals from realtors and other professionals and “walk-in” customers. Residential loan originations are largely driven by the reputation of the Bank and advertising. The Bank may also seek to develop new delivery channels such as maintaining a presence in the sales office of local residential builders/developers.

The Bank offers fixed rate home equity loans and a variable rate, revolving home equity line of credit products. All equity financing is secured by owner occupied, primary or secondary, one- to four-family residential property. Underwriting standards establish a maximum loan-to-value ratio of 80% for single-family residences. Second mortgage loans are generally offered on fixed-rate terms up to 15 years. The lines of credit generally have adjustable rates that are tied to the prime rate at spreads ranging from 0.50% below the prime rate to 1.0% above the prime rate. The interest rates on the lines of credit may not adjust to a rate higher than 18% and the Bank requires monthly payments until the loan is fully repaid (with a term not to exceed 30 years). The minimum monthly payment is the outstanding interest payment.

FELDMAN FINANCIAL ADVISORS, INC.

Historically, the Bank has been active in indirect automobile lending through local auto dealerships. The Bank ceased this indirect lending function in December 2005 and the remaining portfolio balances are being repaid and not replaced. The Bank does offer automobile loans that are secured by new or used cars and, depending on the creditworthiness of the borrower, may be made for up to 110% of the lower of the invoice price or blue book value. New car loans are made on terms up to six years, while used car loans are issued on terms up to five years.

The Bank grants loans to bank customers collateralized by deposits in specific types of savings/time deposit accounts. Money market deposit passbook accounts are not eligible for account loans. A ninety percent advance rate is provided at pricing three percent above the interest rate paid on the collateral account.

Table 4 on the following page details total loans originated, purchased, sold and repaid during the periods indicated. Gross loan originations totaled $129.5 million for the fiscal year ended September 30, 2006 and $92.0 million for the year ended September 30, 2007. Overall, as compared to prior years, loan originations have slowed, as there is a significant amount of competition chasing the loan credits and the dramatic slowdown in the mortgage business.

It is the policy of the Bank to adhere to the residential mortgage underwriting standards of Fannie Mae. The Bank generally does not sell loans into the secondary mortgage market and, given the current rate environment, does not anticipate any material mortgage banking activity in the near future.

The Bank did not purchase loans from any third parties in the last four fiscal years ending September 30, 2007.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Loan Originations

For the Years Ended September 30, 2005 to 2007

(Dollars in Thousands)

	Year Ended September 30,
	2007	2006	2005
Loans originated:
Real estate loans:
Single-family residential	$32,421	$50,160	$53,800
Single-family rental property	11,097	5,779	10,599
Commercial	20,060	36,463	39,095
Construction	14,517	14,738	18,652
Commercial lines of credit	1,712	3,275	8,174
Commercial loans secured	—	107	2,866
Commercial leases	2,205	2,745	190
Consumer:
Automobile	4,152	6,884	47,659
Home equity lines of credit	4,457	8,435	11,803
Other	1,367	896	1,089

Total loans originated	$91,988	$129,482	$193,927

Loans purchased:
Real estate loans	$—	$—	$—

Total loans purchased	$—	$—	$—

Loans sold:
Whole loans	$46,438	$—	$—

Total loans sold	$46,438	$—	$—

Source: BCSB Bancorp, preliminary prospectus.

Exhibit II-4 and Table 5 present a summary of the Company’s investment portfolio as of September 30, 2005 to September 30, 2007. As the Bank’s deposits have traditionally exceeded its loan portfolio, the Bank has invested these deposits primarily in mortgage-backed securities and investment securities. Due to the aforementioned restructuring, BCSB has reduced its investment portfolio in fiscal 2007, with investments totaling $109.0 million at September 30, 2007, as compared to $263.0 million at September 30, 2006.

As of September 30, 2007, the investment portfolio of securities available for sale amounted to $109.0 million and consisted of $4.0 million of U.S. government and agency securities, $77.7 million of mortgage-backed securities and $27.3 million of collateralized

FELDMAN FINANCIAL ADVISORS, INC.

mortgage obligations. The Bank liquidated its investment in mutual funds during the year ended September 30, 2007 as part of the restructuring. The Company had no investment securities held to maturity, as it sold this portfolio as part of its restructuring.

Table 5

Securities Portfolio

As of September 30, 2005 to 2007

(Dollars in Thousands)

	September 30,
	2007	2006	2005
Securites Available for Sale:
U.S. government and agency securities	$3,970	$110,054	$116,443
Mortgage-backed securities	77,704	86,801	112,120
Equity investments in mutual funds	—	33,014	34,943
Collateralized mortgage obligations	27,295	—	—

Total securites available for sale	108,969	229,869	263,506

Investment Securities Held to Maturity:
U.S. government and agency securities	—	4,496	1,995
Mortgage-backed securities	—	28,675	26,470

Total investment securites held to maturity	—	33,171	28,465

Total	$108,969	$263,040	$291,971

Source: BCSB Bancorp, preliminary prospectus.

The Bank’s investment policy is designed to foster earnings and manage cash flows within prudent interest rate risk and credit risk guidelines. Generally, the investment policy is to invest funds in various categories of securities and maturities based upon liquidity needs, asset/liability management and diversification policies, pledging requirements, investment quality, marketability and performance objectives. The Bank’s current investment policy specifies that securities purchases are made by the President and that the President and Treasurer have the authority to sell securities. The Board of Directors reviews securities transactions on a monthly basis.

FELDMAN FINANCIAL ADVISORS, INC.

All of the Bank’s securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Prior to investing, consideration is given to the interest rate, tax considerations, market volatility, yield, settlement date and maturity of the security, the Company’s liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on credit and interest rate risk and risk-based capital is also considered.

Federally chartered savings banks have the authority to invest in various types of liquid assets. The investments authorized under the Bank’s investment policy include U.S. government and government agency obligations, municipal securities (consisting of bond obligations of state and local governments), mortgage-backed securities, collateralized mortgage obligations and corporate bonds. On a short-term basis, the investment policy of the Bank authorizes investment in federal funds, certificates of deposits and money market investments with insured banks and savings institutions.

Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires that securities be categorized as “held to maturity,” “trading securities” or “available-for-sale,” based on management’s intent as to the ultimate disposition of each security. Statement No. 115 allows debt securities to be classified as “held to maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held to maturity.”

FELDMAN FINANCIAL ADVISORS, INC.

The Bank does not currently use or maintain a trading account. Securities not classified as “held to maturity” are classified as “available-for-sale.” These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.

The Bank does not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments, however, they may in the future utilize such instruments if it is believed it would be beneficial for managing interest rate risk. In addition, the Bank does not purchase securities which are not rated investment grade.

Actual maturities of the securities held by the Bank may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

Mortgage-related securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The Bank primarily invests in mortgage-backed securities secured by one- to four-family mortgages. The mortgage-related securities portfolio includes mortgage-backed securities issued by U.S. government agencies or government-sponsored entities, such as Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, and the Federal National Mortgage Association. The Bank does not currently invest in mortgage-related securities issued by nongovernment, private corporate issuers.

Table 6 sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank’s securities portfolio at September 30, 2007. This table shows contractual maturities and does not reflect repricing or the effect of prepayments.

FELDMAN FINANCIAL ADVISORS, INC.

Table 6

Securities Portfolio by Contractual Maturity

As of September 30, 2007

(Dollars in Thousands)

	One Year or Less		One to Five Years		Five to Ten Years		More Than Ten Years		Total Investment Securities
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Market Value
Securities available for sale:
U.S. Government and agency	$—	—%	$2,000	4.69%	$1,000	5.25%	$1,000	5.55%	$4,000	5.04%	$3,970
Mortgage-backed securities	—	—	258	6.21	159	8.09	78,072	5.47	78,489	5.48	77,704
Collateralized mortgage obligations	—	—	—	—	—	—	27,591	5.57	27,591	5.57	27,295
Equity investment in mutual funds	—	—

Total available for sale	—		2,258		1,159		106,663	—	110,080		108,969

Securities held to maturity:
U.S. Government and agency	—	—	—	—	—	—	—	—	—	—
Mortgage-backed securities	—	—	—	—	—	—	—	—	—	—	—

Total held to maturity	—		—		—		—		—		—
Total	$—		$2,258		$1,159		$106,663		$110,080		$108,969

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Liability Composition

Deposits are the Company’s major external source of funds for lending and other investment purposes. Exhibit II-5 and Table 7 present a summary of the Company’s deposit composition as of September 30, 2005 to September 30, 2007. Total deposits amounted to $558.8 million or 86.9% of total assets and 91.9% of total liabilities at September 30, 2007.

Deposits are the Bank’s major source of funds for lending and other investment purposes. In addition, the Bank derives funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity and call of investment securities. Loan and securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by pricing strategies and money market conditions. Borrowings (principally from the Federal Home Loan Bank) are used by the Bank to supplement the amount of funds for lending and funding daily operations. As part of its leverage and growth strategy, the bank has used borrowings as a significant funding source over the past several years. As part of BCSB’s restructuring program, the Company is de-leveraging the balance sheet with the focus on decreasing reliance on FHLB advances and further leverage of the balance sheet is not anticipated.

The Bank’s current deposit products include checking and savings accounts, certificates of deposit accounts ranging in terms from ninety-one days to seven years, and individual retirement accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

FELDMAN FINANCIAL ADVISORS, INC.

Deposits are obtained primarily from within the Baltimore metropolitan area. Traditional methods of advertising are used, or may be used, to attract new customers and deposits, including radio, print media, direct mail and inserts included with customer statements. Premiums or incentives for opening accounts are sometimes offered. The Bank will periodically select particular certificate of deposit maturities for promotion.

Table 7

Deposit Portfolio

As of September 30, 2005 to 2007

	As of September 30,
	2007		2006		2005
	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits
	(Dollars in Thousands)			(Dollars in Thousands)
NOW accounts	$65,334	11.70%	$58,631	9.69%	$63,497	10.62%
Money market deposits	18,339	3.28	17,650	2.92	12,180	2.04
Passbook and savings deposits	81,632	14.62	95,890	15.85	116,693	19.52
Certificates less than $100K	273,538	48.98	301,776	49.89	275,334	46.07
Certificates greater than $100K	119,566	21.41	130,642	21.60	129,888	21.73
Purchase accounting premium	—	—	—	—	18	0.00
Accrued interest payable	48	0.01	256	0.04	59	0.01

Total	$558,457	100.00%	$604,845	100.00%	$597,669	100.00%

Source: BCSB Bancorp, preliminary prospectus.

The Bank reviews its deposit mix and pricing on a weekly basis. In determining the characteristics of its deposit accounts, the Bank considers the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. The Bank competes for deposits with other institutions by offering competitively priced deposit instruments that are tailored to meet the customers’ needs. Additionally, the Bank provides convenient customer service, efficient staff and convenient operating hours. To provide additional convenience, the Bank participates in the STAR automated teller machine network at locations throughout the mid-Atlantic and the South and the CIRRUS automated teller machine network

FELDMAN FINANCIAL ADVISORS, INC.

nationwide. The Bank has automated teller machines in all of its branch offices and has remote locations at three area community colleges. The Bank also has an internet-based banking system to provide additional customer service.

A large percentage of the Bank’s deposits are in certificates of deposit, which totaled $393.1 million or 70.4% of total deposits at September 30, 2007. The inflow of certificates of deposit and the retention of such deposits upon maturity are significantly influenced by general interest rates and money market conditions, making certificates of deposit traditionally a more volatile source of funding than core deposits. Liquidity could be reduced if a significant amount of certificates of deposit maturing within a short period of time were not renewed. To the extent that such deposits do not remain with the Bank, they may need to be replaced with borrowings which could increase the cost of funds and negatively impact the interest rate spread and financial condition. At September 30, 2007, $119.6 million, or a significant 30.4%, of total certificates of deposit were “jumbo” certificates of $100,000 or more.

Table 8 sets forth the distribution of average deposits for the periods indicated and the weighted average nominal interest rates for each period on each category of deposits presented.

To supplement deposits as a source of funds for lending or investment, the Bank borrows funds in the form of advances from the Federal Home Loan Bank. The Bank has a Blanket Agreement for advances with the Federal Home Loan Bank of Atlanta under which it may borrow up to 80% of assets subject to normal collateral and underwriting requirements. Advances are secured by the Bank’s investment in the stock of the Federal Home Loan Bank and by other eligible assets. At September 30, 2007, the Bank had $20.0 million of outstanding Federal Home Loan Bank advances, a significant amount less than prior years.

FELDMAN FINANCIAL ADVISORS, INC.

Table 8

Average Deposits and Yields

For the Years Ended September 30, 2005 to 2007

	For the Year Ended September 30,
	2007		2006		2005
	Average Balance	Weighted Average Nominal Rate	Average Balance	Weighted Average Nominal Rate	Average Balance	Weighted Average Nominal Rate
	(Dollars in Thousands)
NOW	$35,988	0.27%	$41,296	0.24%	$38,509	0.32%
Money market deposits	18,432	3.15	15,930	3.03	13,938	0.95
Passbook savings deposits	89,846	0.78	96,929	1.05	118,817	0.93
Non-interest bearing demand deposits	24,441	—	21,786	—	23,213	—
Certificates of deposit	415,370	4.58	432,011	3.88	395,372	3.38

Total	$584,077	3.49	$607,952	3.02%	$589,849	2.49%

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 9 sets forth certain information regarding FHLB borrowings at the end of and during the period indicated.

Table 9

Borrowings

At or for the Year Ended September 30, 2007

	As of September 30, 2007
	Balance	Rate Range	Percent of Total Advances
Maturing in
2007	$—		—%
2008	10,000	4.34%	50.00
2009	10,000	4.44%	50.00
2010	—		—
2011 and thereafter	—		—

Total	$20,000		100.00%

On June 27, 2002 and September 29, 2003 BCSB Bankcorp established certain Delaware trust subsidiaries for the purpose of issuing trust-preferred securities. Such securities issues totaled $12.5 million and $10.3 million and are due on June 30, 2032 and October 7, 2033, respectively. The trust preferred securities carry adjustable rates tied to the London Interbank Offered Rate (“LIBOR”) that reprice quarter at a margin of 3.65% and 3.00%, respectively. BCSB Bankcorp used the proceeds from these offerings to increase the regulatory capital of the Bank.

FELDMAN FINANCIAL ADVISORS, INC.

Equity Capital

The Company had equity capital of $34.6 million or 5.38% of total assets as of September 30, 2007. Over the past five years, the Company’s equity to assets ratio has deteriorated from 6.70% at September 30, 2003 to 4.25% at September 30, 2006. The Company declared quarterly dividends on November 23, 2005, February 22, May 24 and September 6, 2006 of 12.5 cents each. In December 2006, BCSB Bankcorp announced that it had determined to suspend its dividend program and has agreed with the OTS that it will not issue a dividend to its stockholders going forward without the consent of the OTS, as the Company seeks to implement its business plan to improve earnings, capital position and liquidity.

At September 30, 2007, the Bank exceeded all regulatory capital requirements and is “well capitalized” by regulatory standards. The Bank’s total equity amounted to $60.0 million or 8.02% of total assets at September 30, 2007. The Bank’s regulatory capital ratios of Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital were 7.45%, 12.16%, and 12.75%, respectively, as of September 30, 2007. In comparison, the minimum regulatory requirements were 4.00%, 4.00%, and 8.00%, and the threshold requirements for regulatory “well-capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 10 displays the main components of the Company’s earnings performance over the years ended September 30, 2003 to 2007. Table 11 sets forth certain average balance and yield information relating to BCSB Bancorp at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the daily average balance of assets or liabilities, respectively, for the periods presented. Table 12 reflects the sensitivity of the Company’s interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated.

Table 10

Summary Income Statement Data

For the Years Ended September 30, 2003 to 2007

(Dollars in Thousands)

	For the Years Ended September 30,
	2007	2006	2005	2004	2003
Operating Data:
Interest income	$39,112	$39,995	$36,223	$32,234	$33,167
Interest expense	25,517	25,776	20,384	16,362	16,107

Net interest income	13,595	14,219	15,839	15,872	17,060
(Reversal) provision for loan losses	117	194	453	708	1,359

Net interest income after (reversal) provision for loan losses	13,478	14,025	15,386	15,164	15,701
Other income	(5,833)	1,501	2,140	1,600	1,587
Noninterest expenses	12,809	26,968	16,814	15,735	15,336

Income (loss) income before income taxes	(4,666)	(11,442)	712	1,029	1,952
Income tax provision (benefit)	(1,745)	(4,049)	111	144	655

Net (loss) income	$(2,921)	$(7,393)	$601	$885	$1,297

Net income (loss) per share of Common Stock:
Basic	$(0.50)	$(1.26)	$0.10	$0.15	$0.23

Diluted	$(0.50)	$(1.26)	$0.10	$0.15	$0.22

Cash dividend declared per share	$—	$0.50	$0.50	$0.50	$0.50

Source: BCSB Bancorp, preliminary prospectus

FELDMAN FINANCIAL ADVISORS, INC.

Table 11

Average Balances and Yields

For the Years Ended September 30, 2004 to 2007

(Dollars in Thousands)

	For the Year Ended September 30,
	2007				2006				2005				2004
	Average Balance		Interest	Average Yield/Cost	Average Balance		Interest	Average Yield/Cost	Average Balance		Interest	Average Yield/Cost	Average Balance		Interest	Average Yield/Cost
Interest-earning assets:
Loans receivable, net (1)	$444,526		$28,578	6.43%	$462,799		$28,352	6.13	$412,093		$24,286	5.89	$364,260		$22,056	6.06
Mortgage-backed securities	104,323		4,938	4.73	124,458		5,095	4.09	161,415		6,231	3.86	142,337		5,548	3.90
Investment securities & FHLB stock	75,104		3,303	4.40	160,365		6,342	3.95	162,138		5,637	3.48	143,689		4,552	3.17
Other interest-earning assets	43,390		2,293	5.28	3,372		206	6.11	2,578		69	2.68	7,471		78	1.04

Total interest-earning assets	667,343		39,112	5.86	750,994		39,995	5.33	738,224		36,223	4.91	657,757		32,234	4.90

Bank Owned Life Insurance	13,741				12,913				12,242				11,912
Non-interest-earning assets	28,619				40,006				40,869				46,094

Total assets	$709,703				$803,913				$791,335				$715,763

Interest-bearing liabilities:
Deposits	$584,077		$20,405	3.49%	$607,952		$18,379	3.02	$589,849		$14,711	2.49	$571,105		$13,553	2.37
FHLB advances short term	22,717		1,082	4.76	63,457		2,484	3.91	53,632		1,471	2.74	23,141		323	1.40
FHLB advances long term	36,841		1,975	5.36	67,529		2,992	4.43	72,056		2,738	3.80	43,000		1,400	3.26
Junior subordinated debentures	23,197		2,055	8.86	23,197		1,921	8.28	23,197		1,464	6.31	22,500		1,086	4.83
Other liabilities	1,635		—	—	1,824		—	—	1,864		—	—	1,449		—	—

Total interest-bearing liabilities	668,467		25,517	3.82	763,959		25,776	3.37	740,598		20,384	2.75	661,195		16,362	2.47

Non-interest-bearing liabilities	7,183				2,723				7,856				11,050

Total liabilities	675,650				766,682				748,454				672,245
Stockholders' equity	34,053				37,231				42,881				43,518

Total liabilities and stockholders' equity	$709,703				$803,913				$791,335				$715,763

Net interest income			$13,595				$14,219				$15,839				$15,872

Interest rate spread				2.04%				1.96%				2.16%				2.43

Net yield in interest-earning assets (2)				2.04				1.89%				2.15%				2.41

Ratio of average interest-earning assetsto average interest-bearing liabilities	1.00	x			0.98	x			1.00	x			0.99	x

(1)	Non-accruing loans have been included in loans receivable.
(2)	Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Rate/Volume Analysis

	Year Ended September 30,				Year Ended September 30,
	2007 vs. 2006				2006 vs. 2005
	Increase (Decrease) Due to				Increase (Decrease) Due to
	Volume	Rate	Rate/Vol	Total	Volume	Rate	Rate/Vol	Total
	(in thousands)				(in thousands)
Interest and dividend income:
Loans receivable	$(1,120)	$1,401	$(55)	$226	$2,955	$989	$122	$4,066
Mortgage-backed securities	(825)	797	(129)	(157)	(1,422)	371	(85)	(1,136)
Investment securities & FHLB stock	(3,376)	722	(385)	(3,039)	(62)	775	(8)	705
Other interest-earning assets	2,437	(27)	(323)	2,087	21	89	27	137

Total interest-earning assets	$(2,884)	$2,893	$(892)	$(883)	$1,492	$2,224	$56	$3,772

Interest expense:
Deposits	$(722)	$2,860	$(112)	$2,026	$451	$3,121	$96	$3,668
FHLB advances short term	(1,594)	538	(346)	(1,402)	267	632	114	1,013
FHLB advances long term	(1,360)	628	(285)	(1,017)	(144)	420	(22)	254
Subordinated debentures	—	134	—	134	—	457	—	457
Other liabilities	—	—	—	—	—	—	—	—

Total interest-bearing liabilities	$(3,676)	$4,160	$(743)	$(259)	$574	$4,630	$188	$5,392

Change in net interest income	$792	$(1,267)	$(149)	$(624)	$918	$(2,406)	$(132)	$(1,620)

Source: BCSB Bancorp, preliminary prospectus.

As noted in the previous tables, the Company’s nominal earnings have been declining over the past few years and, due to losses relating to a check kiting fraud and margin compression, the Company reported a $7.4 million loss for the fiscal year ended September 30, 2006. Earnings in fiscal 2007 have continued to be a challenge, and the Bank has accomplished the balance sheet restructuring to address the current interest rate environment. The gap between funding short term deposits and pricing long term loans tightened to levels not experienced in many years. The intense competition for deposits and loans is a characteristic of the Company’s market. Based on the Company’s current operations, management does not expect that there will be sufficient net interest income to absorb the projected growth in non-interest expenses arising from the Bank’s programmed, repositioning and organizational restructuring. Management also expects that non-interest expenses will be higher for 2008 as a result of employee compensation and benefit expenses stemming from the shares granted to employees, officers and directors under new benefit plans will also increase non-interest expenses.

FELDMAN FINANCIAL ADVISORS, INC.

Comparison of Operating Results for the Years Ended September 30, 2007 and 2006

Net Income. The Company incurred a net loss of $2.9 million during the fiscal year ended September 30, 2007. This loss resulted from the Company’s balance sheet restructuring. In March of 2007, the Company elected to sell approximately $169.1 million of securities held in the investment portfolio with an average yield 3.51% and use the majority of the proceeds from the sale to repay short-term borrowings with an average cost 4.97%. The Company also sold $31.9 million of mutual funds and $46.4 million of fixed-rate single-family mortgage loans with a weighted average yield of 5.11%. In conjunction with the restructuring, the Company realized pre-tax losses on the sales of securities and loans of $7.1 million. The restructuring is expected to have a positive impact in future periods. The loss from sales of loans and investment securities was offset to some extent by the partial recovery of $3.4 million on a pre-tax basis from insurance proceeds in connection with a check-kiting scheme perpetrated against the Bank during the preceding fiscal year. Also contributing to the net loss for the twelve months ended September 30, 2007 was a decrease of $624,000, or 3.9%, in net interest income from $14.2 million for the twelve months ended September 30, 2006 to $13.6 million for the twelve months ended September 30, 2007. During the fiscal year ended September 30, 2006, the Company incurred a net loss of $7.4 million. The net loss was primarily attributable to a $10.7 million pre-tax loss from the check-kiting scheme noted above.

FELDMAN FINANCIAL ADVISORS, INC.

Net Interest Income. Net interest income decreased by $624,000 or 3.9% from $14.2 million for the twelve months ended September 30, 2006 compared to $13.6 million for the twelve months ended September 30, 2007. The decrease in net interest income primarily was the result of increases in the average rate on interest bearing liabilities offset partially by decrease in the average balance of Federal Home Loan Bank advances. The net interest margin increased 15 basis points from 1.89% for the twelve months ended September 30, 2006 to 2.04% for the twelve months ended September 30, 2007. The Company’s ratio of average interest-earning assets to average interest-bearing liabilities increased from 98.30% for the twelve months ended September 30, 2006 to 99.8% for the twelve months ended September 30, 2007. With the sale of low yielding assets and the redemption of high cost borrowings as a result of the balance sheet restructuring, management expects that improvements in interest spread will continue. Changes in short term rates affect the Company’s interest rate spread as $23.2 million of borrowed funds related to the Junior Subordinated Debt tied to LIBOR re-price quarterly as interest rates fluctuate.

Interest Income. Interest income decreased by $883,000, or 2.21% from $40.0 million for the twelve months ended September 30, 2006 to $39.1 million for the twelve months ended September 30, 2007. Interest and fees on loans increased by $226,000, or 0.80%, from $28.3 million for the twelve months ended September 30, 2006 to $28.6 million for the twelve months ended September 30, 2007. This was primarily due to an increase in the average yield earned on loans receivable of 30 basis points from 6.13% for the twelve months ended September 30, 2006, to 6.43% for the twelve months ended September 30, 2007. This was partially offset by a decrease in the average balance of loans receivable of $18.3 million from $462.8 million for the

FELDMAN FINANCIAL ADVISORS, INC.

twelve months ended September 30, 2006 to $444.5 million for the twelve months ended September 30, 2007. The decrease in the average balance of loans was primarily attributable to the sale of $46.4 million of residential loans, competition and current economic conditions. The increase in the average yield was attributable to the shift within the portfolio from residential mortgages and automobile loans to higher yielding commercial loans. Interest on mortgage-backed securities decreased by $157,000 or 3.1% from $5.1 million for the twelve months ended September 30, 2006 to $4.9 million for the twelve months ended September 30, 2007. This decrease was primarily due to the decrease in the average balance of mortgage-backed securities from $124.4 million for the twelve months ended September 30, 2006 to $104.3 million for the twelve months ended September 30, 2007. The decrease in the average balance more than offset an increase in the average rate from 4.09% at September 30, 2006 to 4.73% at September 30, 2007. Interest and dividends on investment securities decreased $3.0 million, from $6.3 million for the twelve months ended September 30, 2006 to $3.3 million for the twelve months ended September 30, 2007. This was primarily due to a decrease in the average balance of investments of $85.3 million, from $160.4 million for the twelve months ended September 30, 2006 to $75.1 million for the twelve months ended September 30, 2007, which was partially offset by an increase in the average yield on investments of 45 basis points from 3.95% for the twelve months ended September 30, 2006 to 4.40% for the twelve months ended September 30, 2007.

Interest Expense. Interest expense, which consists of interest on deposits, interest on borrowed money and other interest expense, decreased from $25.8 million for the twelve months ended September 30, 2006 to $25.5 million for the twelve months ended September 30, 2007, a decrease of $259,000 or 1.0%. Interest on deposits increased $2.0 million from $18.4 million at

FELDMAN FINANCIAL ADVISORS, INC.

September 30, 2006 to $20.4 million at September 30, 2007 due to an increase in the average cost of deposits of 47 basis points from 3.02% for the twelve months ended September 30, 2006 to 3.49% for the twelve months ended September 30, 2007. This was partially offset by a decrease in the average balance of deposits of $23.9 million, or 3.9%, from $608.0 million at September 30, 2006 to $584.1 million at September 30, 2007. The decrease in deposits was primarily due to increased competition for deposit funds. BCSB intends to reduce its reliance on higher cost certificates of deposits. Interest on short-term borrowings decreased by $1.4 million, or 56.4%, for the twelve months ended September 30, 2007 from $2.5 million at September 30, 2006 to $1.1 million at September 30, 2007. Interest on long-term borrowings decreased by $1.0 million, or 34.0% for the twelve months ended September 30, 2007 from $3.0 million for the twelve months ended September 30, 2006 to $2.0 million for the twelve months ended September 30, 2007. The overall decrease in borrowings was primarily due to a decrease of $71.4 million in the average balances of advances from the Federal Home Loan Bank of Atlanta during the twelve months ended September 30, 2007. Also contributing to interest expense was interest on the Junior Subordinated Debentures, which increased by $134,000 from $1.9 million for the twelve months ended September 30, 2006 to $2.0 million for the twelve months ended September 30, 2007. The average rate paid on the Junior Subordinated Debentures increased 58 basis points from 8.28% during 2006 to 8.86% during 2007. The rates on the Junior Subordinated Debentures are based on LIBOR and adjust quarterly.

Provision for Loan Losses. The Company charges or credits to income provisions for loan losses to maintain the total allowance for loan losses at a level management considers adequate to provide for losses inherent in the loan portfolio as of the balance sheet date. In

FELDMAN FINANCIAL ADVISORS, INC.

determining the provision, management considers a number of factors such as existing loan levels, prior loss experience, current economic conditions and the probability of these conditions affecting existing loans. The Company established additional provision for losses on loans of $117,000 during the twelve months ended September 30, 2007 as compared to $194,000 for the twelve months ended September 30, 2006. Loan chargeoffs for the twelve months ended September 30, 2007 were $364,000 as compared to $578,000 for the twelve months ended September 30, 2006, a decrease of $214,000. Loan recoveries were $218,000 for the twelve months ended September 30, 2007 compared to $317,000 for the twelve months ended September 30, 2006. Nonperforming loans at September 30, 2007 were $2.3 million as compared to $2.5 million at September 30, 2006. The total allowance for loan losses was $2.6 million at September 30, 2007.

Other Income. Other income was $1.5 million for the twelve months ended September 30, 2006 compared to negative $5.3 million for the twelve months ended September 30, 2007. During the twelve months ended September 30, 2007, the Company incurred a loss of $5.9 million from the sale of investments and mortgage-backed securities and a loss of $1.2 million from the sale of loans as the Bank implemented its restructuring plan. Fees on transaction accounts increased by $138,000 from $561,000 for the twelve months ended September 30, 2006 to $699,000 for the twelve months ended September 30, 2007. The increase is primarily attributable to the implementation of an overdraft protection program in May of 2007. Income from Bank Owned Life Insurance (BOLI) increased $97,000 from $474,000 for the twelve months ended September 30, 2006, to $571,000 for the twelve months ended September 30, 2007. This increase was due to an adjustment in the rate of dividends earned on the BOLI investment.

FELDMAN FINANCIAL ADVISORS, INC.

Non-interest Expenses. Total non-interest expenses decreased by $14.1 million, or 52.5%, from $27.0 million for the twelve months ended September 30, 2006 to $12.8 million for the twelve months ended September 30, 2007. The decrease in non-interest expenses was primarily due to the net recovery of $3.0 million on the loss from the check-kiting scheme discovered during the fiscal year ended September 30, 2006, of $10.7 million before taxes. Data processing fees decreased by $211,000, from $1.7 million for the twelve months ended September 30, 2006 to $1.5 million for the twelve months ended September 30, 2007. This decrease was due to the change of data processors. Salaries and related expenses decreased by $530,000, or 6.1%, from $8.7 million for the twelve months ended September 30, 2006 to $8.1 million for the twelve months ended September 30, 2007. This decrease was primarily due to a decrease in the work force as the Bank continued with its cost cutting strategies. Professional fees increased $113,000, or 23.0%, from $490,000 for the twelve months ended September 30, 2006 to $603,000 for the twelve months ended September 30, 2007. Professional fees increased due to additional legal fees arising from the supervisory agreement and the check- kiting scheme perpetrated against the Bank. Advertising expense decreased by $95,000, or 15.5%, from $612,000 for the twelve months ended September 30, 2006 to $517,000 for the twelve months ended September 30, 2007. This decrease was due to decreased advertising during the period. There was an increase in other expenses of $420,000, or 47.6%, from $882,000 for the twelve months ended September 30, 2006 to $1.3 million for the twelve months ended September 30, 2007. This increase was primarily due to increased FDIC deposit insurance premiums.

FELDMAN FINANCIAL ADVISORS, INC.

Income Taxes. The Company’s income tax benefit was $1.7 million and $4.0 million for the twelve months ended September 30, 2007 and 2006, respectively. The Company’s tax benefit decreased for the twelve months ended September 30, 2007 as compared to the same period in the prior year as the Company’s loss decreased due to the recovery of $3.0 million on the loss from the check-kiting scheme discovered in the year ended September 2006. The Company also earned certain income that is exempt from state taxes and $571,000 non-taxable income from the Bank Owned Life Insurance during the twelve months ended September 30, 2007.

Comparison of Operating Results for the Years Ended September 30, 2006 and 2005

Net Income. Net income decreased from income of $601,000 for the year ended September 30, 2005 to a net loss of $7.4 million for the year ended September 30, 2006. The decrease was primarily due to an increase in non-interest expenses of $10.2 million, or 60.4% from $16.8 million for the year ended September 30, 2005 to $27.0 million for the year ended September 30, 2006. Non-Interest expenses for the year ended September 30, 2006 include a $10.8 million loss on dishonored checks as a result of the check-kiting scheme perpetrated on the Bank.

Net Interest Income. Net interest income decreased by $1.6 million or 10.2% from $15.9 million for the year ended September 30, 2005 to $14.2 million for the year ended September 30, 2006. The decrease in net interest income primarily was the result of increases in the average rate on interest bearing liabilities and an increase in the average balance of interest bearing liabilities. Due to rising interest rates and deposits re-pricing faster than loans, the interest rate spread decreased 20 basis points from 2.16% for the year ended September 30, 2005 to 1.96% for the year ended September 30, 2006. The Company’s ratio of average interest-earning assets to

FELDMAN FINANCIAL ADVISORS, INC.

average interest-bearing liabilities decreased from 99.68% for the year ended September 30, 2005 to 98.30% for the year ended September 30, 2006. The primary reason for the decrease in this ratio is that funds are being invested in other income producing assets such as Bank Owned Life Insurance. The Company’s interest rate spread has decreased due to the rising rates paid on borrowed funds and deposits not being completely offset by rising rates for new loans.

Interest Income. Interest income increased by $3.8 million, or 10.4% from $36.2 million for the year ended September 30, 2005 to $40.0 million for the year ended September 30, 2006. Interest and fees on loans increased by $4.1 million, or 16.7%, from $24.3 million for the year ended September 30, 2005 to $28.4 million for the year ended September 30, 2006. This was primarily due to an increase in the average balance of loans receivable of $50.7 million from $412.1 million at September 30, 2005 to $462.8 at September 30, 2006, and an increase in the average yield earned on loans receivable of 24 basis points from 5.89% at September 30, 2005 to 6.13% at September 30, 2006. The increase in the average balance of loans was primarily attributable to the Bank having competitive rates and current economic conditions and management’s strategy to focus lending on variable rate commercial real estate loans and short term home equity loans. The increase in the average yield was attributable to the prevailing market rates in the economy. Interest on mortgage-backed securities decreased by $1.1 million or 18.2% from $6.2 million for the year ended September 30, 2005 to $5.1 million for the year ended September 30, 2006. This decrease was primarily due to the decrease in the average balance of mortgage-backed securities from $161.4 million at September 30, 2005 to $124.5 million at September 30, 2006. The decrease in the average balance more than offset an increase in the average rate from 3.9% at September 30, 2005 to 4.1% at September 30, 2006. Interest

FELDMAN FINANCIAL ADVISORS, INC.

and dividends on investment securities increased by $705,000, or 12.5% from $5.6 million for the year ended September 30, 2005 to $6.3 million for the year ended September 30, 2006. This was primarily due to an increase in the average yield on investments of 47 basis points from 3.48% for the year ended September 30, 2005 to 3.95% for the year ended September 30, 2006 due to step up provisions on some investment securities. However, this was partially offset by a decrease in the average balance of investments of $1.7 million, from $162.1 million for the year ended September 30, 2005 to $160.4 million for the year ended September 30, 2006.

Interest Expense. Interest expense, which consists of interest on deposits, interest on borrowed money and other interest expense increased from $20.4 million for the year ended September 30, 2005 to $25.8 million for the year ended September 30, 2006 a change of $5.4 million or 26.5%. Interest on deposits increased $3.7 million from $14.7 million at September 30, 2005 to $18.4 million at September 30, 2006 due to an increase in the average cost of deposits of 53 basis points from 2.49% for the year ended September 30, 2005 to 3.02% for the year ended September 30, 2006. Also contributing to the increase in interest expense was an increase in the average balance of deposits of $18.1 million, or 3.1% from $589.8 million at September 30, 2005 to $608.0 million at September 30, 2006. The Company was able to increase its deposits through normal marketing efforts. Interest on short-term borrowings increased by $1.0 million or 68.9% for the year ended September 30, 2006. Interest on long-term borrowings increased by $254,000 or 9.3% for the year ended September 30, 2006. The overall increase in interests on borrowings was primarily due to an increase in the average rate paid on short term borrowings which increased by 117 basis points from 2.7% for the year ended September 30, 2005 to 3.9% for the year ended September 30, 2006. The average rate on long term borrowings also increased by 63 basis points from 3.8% for the year ended September 30, 2005 to 4.4% for the year ended September 30, 2006.

FELDMAN FINANCIAL ADVISORS, INC.

An increase in the average balance of advances from the Federal Home Loan Bank of Atlanta of $5.3 million during the year ended September 30, 2006 also contributed to the increase in interest on borrowings. Also contributing to interest expense was interest on the Junior Subordinated Debentures, which increased by $457,000 from $1.5 million for the year ended September 30, 2005 to $1.9 million for the year ended September 30, 2006. This increase was due to the increase in the average rate paid on the Junior Subordinated Debentures from 6.3%, during 2005 to 8.3% during 2006. The rates on the Junior Subordinated Debentures are based on LIBOR and adjust quarterly.

Provision for Loan Losses. The Company recorded provisions for losses on loans of $194,000 for the year ended September 30, 2006, as compared to establishing a provision for losses on loans of $453,000 for the year ended September 30, 2005. Loan chargeoffs for the year ended September 30, 2006 were $578,000 as compared to $677,000 for the year ended September 30, 2005 a decrease of $99,000. The decrease in loan chargeoffs was due to prevailing low loan delinquency and a decrease in actual losses in the consumer loan portfolio as the automobile loan portfolio decreases due to the discontinuation of indirect auto lending. Loan recoveries were $317,000 for the year ended September 30, 2006 compared to $383,000 for the year ended September 30, 2005. Nonperforming loans at September 30, 2006 were $2.5 million as compared to $738,000 at September 30, 2005. The total loss allowance allocated to loans was $2.7 million at September 30, 2006. In establishing such provisions, management considered an analysis of the losses inherent in the loan portfolio.

Other Income. Other income decreased by $639,000, or 29.9% from $2.1 million for the year ended September 30, 2005 to $1.5 million for the year ended September 30, 2006. The

FELDMAN FINANCIAL ADVISORS, INC.

decrease in other income for the year ended September 30, 2006 was primarily due to the decrease in gain on sale of investments and mortgage-backed securities of $879,000 from $884,000 for the year ended September 30, 2005 to $5,000 for the year ended September 30, 2006. The $884,000 gain on sale of investments for the year ended September 30, 2005 was primarily due to the acquisition of Intrieve, the Bank’s data processing provider, by Harland for cash. The Bank owned shares of Intrieve. This was partially offset by a decrease in losses on repossessed assets of $252,000 from $276,000 for the year ended September 30, 2005 to $24,000 for the year ended September 30, 2006. The $252,000 decrease is attributable, in part, to the decision to discontinue the indirect automobile lending program. Also contributing to the decrease in other income was a decrease in fees on transaction accounts of $125,000 from $686,000 for the year ended September 30, 2005 to $561,000 for the year ended September 30, 2006 as the Bank eliminated fees on certain products in an effort to compete in the market and increase its transaction accounts which are the lowest cost source of funding. Income from Bank Owned Life Insurance increased $20,000 for the year ended September 30, 2006 from $454,000 for the year ended September 30, 2005, to $474,000 for the year ended September 30, 2006. This increase was due to an adjustment in the rate of dividends earned on the BOLI investment.

Noninterest Expenses. Total non-interest expenses increased by $10.2 million, or 60.4%, from $16.8 million for the year ended September 30, 2005 to $27.0 million for the year ended September 30, 2006. The increase in non-interest expenses was primarily due to the occurrence of a $10.8 million loss on dishonored checks during the year ended September 30, 2006. This loss was from a check kiting fraud perpetrated on the Bank. This loss was partially offset by a decrease in salaries and related expenses of $477,000 from $9.2 million for the year ended September 30, 2005 to $8.7 million for the year ended September 30, 2006 as the Bank continued

FELDMAN FINANCIAL ADVISORS, INC.

with its cost cutting strategies. Certain positions were eliminated allowing for the hiring of staff in the three new offices with a minimum increase in the overall workforce. Employee benefits were adjusted to be less costly while still offering competitive benefits. In December 2005, the Bank ceased its indirect automobile lending operations due to the current interest rate environment. The loan rates necessary to compete in this market made for marginal profitability. This allowed for less staffing in this area. Data processing cost decreased by $515,000 from $2.2 million for the year ended September 30, 2005 to $1.7 million for the year ended September 30, 2006. This decrease was due to the savings generated from the conversion of data processors. In November 2005, the Company entered into a long-term contract with Fiserv to be its data service provider. The Company anticipates net savings over the life of the contract of approximately $2.8 million. The actual number could be more or less depending on the activity and the number of accounts serviced. Occupancy expense increased by $180,000, from $2.0 million for the year ended September 30, 2005 to $2.1 million for the year ended September 30, 2006. This was mainly due to the opening of three offices and normal increases in rent and electricity. Advertising expense decreased by $30,000 or 4.7%, from $642,000 for the year ended September 30, 2005 to $612,000 for the year ended September 30, 2006. This decrease was due to a reduction in advertising during the period.

Income Taxes. The Company’s income tax (benefit) expense was $(4.0) million and $111,000 for the year ended September 30, 2006 and 2005, respectively. The Company’s effective tax rate decreased for the year ended September 30, 2006 as compared to the same quarter in the prior year due to the tax benefit from the loss on dishonored checks.

FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

Because the majority of the Company’s assets and liabilities are sensitive to changes in interest rates, a significant form of market risk for the Company is interest rate risk, or changes in interest rates. Notwithstanding the unpredictability of future interest rates, management expects that changes in interest rates may have a significant, adverse impact on net interest income.

The Company’s ability to make a profit largely depends on its net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between the interest income earned on interest-earning assets, such as loans and securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

The senior officers of the Bank meet on a regular basis to monitor the Bank’s interest rate risk position and to set prices on loans and deposits to manage interest rate risk within the parameters set by the Board of Directors. The President of the Bank reports to the Board of Directors on a regular basis on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Board of Directors reviews the maturities of the Bank’s assets and liabilities and establishes policies and strategies designed to regulate the Bank’s flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Bank’s assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. The Bank’s management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank’s asset and liability goals and strategies.

FELDMAN FINANCIAL ADVISORS, INC.

The principal strategy in managing interest rate risk has been to emphasize the acquisition of short- and intermediate-term assets, including locally originated short-term (15-years or less) fixed-rate mortgage loans and consumer loans. In addition, in managing the portfolio of investment securities and mortgage-backed securities, the Bank has in recent quarters purchased investment securities so as to reduce the exposure to fluctuations in interest rates by purchasing adjustable-rate mortgage-backed securities and step-up agency notes. In addition to shortening the average repricing period of its assets, the Bank has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for certificates of deposit, which provide higher rates of interest on longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

The Bank measures interest rate risk by computing estimated changes in the net portfolio value of the cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is the difference between incoming and outgoing discounted cash flows from assets and liabilities, with adjustments made for off-balance sheet items. These computations estimate the effect on the net portfolio value of sudden and sustained increases and decreases in market interest rates. The Company’s Board of Directors has adopted an interest rate risk policy that establishes maximum decreases in the estimated net portfolio value in the event of 1%, 2% and 3% increases in market interest rates, and in the event of a 1%, decrease in market interest rates. The following table presents the projected change in net portfolio value for the various rate shock levels at September 30, 2007. All changes met the Company’s policy requirements.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13 presents the Bank’s net portfolio value as of September 30, 2007. The net portfolio values shown in this table was calculated by the Office of Thrift Supervision, based on information provided by the Bank.

As shown in Table 13, a rising interest rate scenario of 100 basis points would have a negative effect on the Company’s NPV. Under this scenario, NPV would decrease by $5.4 million or by 8% with a resulting NPV ratio of 9.82% of assets. In the event of a 200 basis point increase in interest rates, NPV would experience a 17% decrease with a resulting NPV ratio of 9.01%. A downward movement in market rates by 100 basis points would result in a positive impact on NPV of 5% as the Company’s NPV ratio measures 10.92% under this declining rate scenario.

Table 13

Interest Rate Risk Analysis

Net Portfolio Value

	at September 30, 2007
	Net Portfolio Value		Net Portfolio Value as a % of Present Value of Assets
Changes in Rates	$ Amount	$ Change (1)	% Change (2)	Net Portfolio Value Ratio (3)	Basis Point Change (4)
	(Dollars in Thousands)
+300bp	51,225	(17,684)	(26)%	8.17%	(234	)bp
+200bp	57,353	(11,557)	(17)	9.01	(150	)bp
+100bp	63,496	(5,413)	(8)	9.82	(69	)bp
0bp	68,910	—	—	10.51	—	bp
-100bp	72,431	3,521	5	10.92	41	bp
-200bp	73,450	4,540	7	10.99	48	bp

(1)	Excess (deficiency) of the estimated net portfolio value assuming the indicated change in interest rates less the estimated net portfolio value assuming no change in interest rates.
(2)	Amount of change in estimated net portfolio value divided by the estimated net portfolio value assuming no change in rates.
(3)	Estimated net portfolio value divided by average total assets.
(4)	Excess (deficiency) of the estimated net portfolio value ratio assuming the indicated change in interest rates over the estimated net portfolio value ratio assuming no change in interest rates.

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Asset Quality

Table 14 provides information regarding the Bank’s nonperforming loans, other nonperforming assets. Tables 15 and 16 detail the Bank’s allowance for loan loss reserves and the allocation of the reserve among loan types for the periods ending September 30, 2003 to 2007. At September 30, 2007, the allowance for loan losses totaled $2.6 million, nonperforming loans totaled $2.3 million, and the ratio of allowance for loan losses to nonperforming loans was 115.72%.

The Company’s overall asset quality has remained excellent over the recent years. As of September 30, 2007, nonperforming loans (“NPLs”) measured $2.3 million or 0.53% of total loans and 0.35% of total assets. At September 30, 2007, the nonperforming loans were comprised of one commercial credit approximating $2.3 million and two consumer loans totaling $24,000 in the aggregate. The one nonperforming commercial credit is in bankruptcy and management believes that there is significant collateral and the Bank will experience no loss. The Company had $108,000 of foreclosed assets at September 30, 2007, of which $94,000 was real estate and $14,000 was comprised of repossessed automobiles.

The Company’s allowance for loan losses totaled $2.7 million at September 30, 2007, measuring 0.62% of total loans and 115.7% of nonperforming loans. There were $364,000 of loan charge-offs during the year ended September 30, 2007 and $218,000 of recoveries for the same period.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14

Nonperforming Asset Summary

As of September 30, 2003 to September 30, 2007

(Dollars in Thousands)

	At September 30,
	2007	2006	2005	2004	2003
Loans accounted for on a non-accrual basis:
Real estate mortgage: one-to-four family	$—	$69	$647	$266	$59
Commercial real estate loans	2,266	2,381	91	606	166
Commercial loans secured
Consumer	24	42	—	—	75

Total	2,290	2,492	738	872	300
Accruing loans which are contractually past due 90 days or more	—	—	—	—	—

Total non-performing loans	$2,290	$2,492	$738	$872	$300

Real estate owned	$94	$—	$—	$—	$—

Other non-performing assets	$14	$130	$86	$33	$283

Total non-performing assets	$2,398	$2,622	$824	$905	$583

Total non-performing loans to total loans	0.53	0.51%	0.15%	0.21%	0.08%

Total non-performing loans to total assets	0.35	0.32%	0.09%	0.11%	0.04%

Loans modified in troubled debt restructuring	$—	$—	$—	$—	$—

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15

Allowance for Loan Loss Summary

As of September 30, 2003 to September 30, 2007

(Dollars in Thousands)

	At September 30,
	2007	2006	2005	2004	2003
Allowance balance (beginning of period)	$2,679	$2,746	$2,587	$2,698	$2,199

Provision for (recovery of) loan losses	117	194	453	708	1,359
Charge-offs:
Real estate mortgage: one-to-four family	—	—	—	—	—
Commercial loans	—	—	—	—	—
Consumer loans	(364)	(578)	(677)	(1,242)	(1,239)

Total charge-offs	(364)	(578)	(677)	(1,242)	(1,239)
Recoveries	218	317	383	423	379

Net (charge-offs) recoveries	(146)	(261)	(294)	(819)	(860)
Allowance assumed in acquisition	—	—	—	—	—

Allowance balance (at end of period)	$2,650	$2,679	$2,746	$2,587	$2,698

Total loans outstanding	$430,704	$482,505	$482,641	$411,806	$387,612

Allowance for loan losses as a percent of total loans outstanding	0.62%	0.56%	0.57%	0.63%	0.70%

Ratio of net (charge-offs) to average loans outstanding	(0.03)%	(0.06)%	(0.07)%	(0.22)%	(0.22)%

Allowance for loan losses to non-performing loans	115.72%	107.50%	372.09%	296.67%	899.33%

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

Allocation of Allowance for Loan Losses

As of September 30, 2003 to 2007

(Dollars in Thousands)

	at September 30,
	2007		2006		2005		2004		2003
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
At end of period allocated to:

Real Estate Loans
Single-family residential	$633	38.19%	$697	44.50%	$548	40.44%	$578	43.47%	$539	46.32%
Single-family rental property	80	8.42	64	6.04	40	5.58	29	4.68	22	3.70
Commercial	976	27.77	591	21.87	707	15.55	455	15.69	396	13.85
Construction	127	9.82	94	8.09	14	11.14	16	5.64	107	4.23
Commercial lines of credit	39	3.01	42	2.91	22	3.41	10	3.89	16	1.65
Commercial leases	27	1.06	28	0.98	2	0.68	—	0.32	—	0.18
Commercial loans secured	—	—	1	0.08	72	0.39	52	0.20	—	0.21
Commercial loans unsecured	335	0.08	409	0.08	537	0.11	541	0.13	569	0.03
Consumer	433	11.65	753	15.45	804	22.70	906	25.98	1,049	29.83

Total allowance	$2,650	100.00	$2,679	100.00	$2,746	100.00	$2,587	100.00	$2,698	100.00

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Management, in compliance with Office of Thrift Supervision guidelines, has instituted an internal loan review program, whereby loans are classified as special mention, substandard, doubtful or loss. It is the Bank’s policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. When a loan is classified as substandard or doubtful, management is required to evaluate the loan for impairment. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.

The estimation of the allowance for loan losses is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change. Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate.

FELDMAN FINANCIAL ADVISORS, INC.

Supervisory Agreement

On December 8, 2005, the Bank entered into a Supervisory Agreement with the OTS. The Supervisory Agreement related to the following areas as cited by the OTS:

(1)	Weaknesses related to certain areas relating to the Bank Secrecy Act

(2)	Weaknesses in the Bank’s Flood Disaster Protection Act Policies

(3)	Weaknesses in the indirect automobile lending function

(4)	The necessity of a new comprehensive three-year business plan.

The Bank believes it has fully adopted and implemented the various plans, policies and procedures required by the Supervisory Agreement. Given the declining yield on the indirect automobile lending program and the required loss reserves, in 2005 the Bank made the decision to end the indirect automobile lending program. The portfolio balances for the indirect automobile lending program have decreased from $65.9 million at December 31, 2005 to $21.4 million at September 30, 2007. The Bank has filed an amended business plan with the Office of Thrift Supervision to take into account the conversion, the suspension of dividends and certain losses from a check-kiting scheme that made the original business plan obsolete. Recently, the Bank reached a settlement with its insurance provider and collected a $3.35 million ($2.2 million after tax) recovery of a portion of its losses sustained in the check kiting scheme. The Supervisory Agreement will remain in effect until terminated, modified, or suspended in writing by the Office of Thrift Supervision.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The Company is headquartered in Baltimore, Maryland, and operates eighteen retail banking offices in the Baltimore metropolitan area. The Bank has most of its branches in Baltimore County, and also has branches in Baltimore City, Harford and Howard counties in Maryland. The Bank’s principal lending and savings market area covers the Baltimore metropolitan area, and management has indicated that approximately 95% of the Bank’s loans and deposits come from this area.

The primary business of the Bank of attracting deposits and making loans is primarily conducted within its market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans.

The Company operates in a market area with a high concentration of banking and financial institutions, and faces substantial competition in attracting deposits and in originating loans. A number of competitors are significantly larger institutions with greater financial and managerial resources and lending limits. The Company’s ability to compete successfully is a significant factor affecting growth potential and profitability.

Table 17 displays selected demographic data for the United States, the state of Maryland, the Baltimore-Towson MSA and Baltimore County, Maryland. Table 18 displays employment data by occupation and industry for Baltimore County for 2006, the most recent data available.

Household and per capita income levels for Baltimore County were in-line with the comparable demographic data for Maryland and higher than the figures for the United States. The median household income for Baltimore County was estimated at $61,891 in 2007,

FELDMAN FINANCIAL ADVISORS, INC.

marginally less than the Baltimore-Towson MSA median of $62,208 and the state median household income level of $65,627. The Baltimore County median income of $61,891 was higher than the national household income levels of $53,154. Approximately 61% of the households in Baltimore County had incomes of $50,000 or greater, as compared to 63% statewide and 53% nationally.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Selected Demographic Data

United States, Maryland, Baltimore-Towson MSA and Baltimore County

Demographic Data	United States	Maryland	Baltimore- Towson MSA	Baltimore County
Population
Total Population – 2007	306,348,230	5,727,376	2,699,671	797,364
2000-2007 actual change	8.86%	8.14%	5.75%	5.71%
2007-2012 projected change	6.26%	5.17%	3.67%	3.57%

Households
Total Households – 2007	115,337,039	2,143,641	1,028,554	316,565
2000-2007 actual change	9.34%	8.22%	5.59%	5.56%
2007-2012 projected change	6.50%	5.46%	3.93%	3.83%

Per Capita Income
Per Capita Income – 2007	$27,916	$33,153	$31,850	$32,807
2000-2007 actual change	29.32%	29.43%	30.54%	25.38%
2007-2012 projected change	21.34%	20.26%	21.22%	19.67%

Median Household Income
Median Household Income – 2007	$53,154	$65,627	$62,208	$61,891
2000-2007 actual change	26.06%	23.81%	24.57%	22.06%
2007-2012 projected change	17.59%	16.94%	17.64%	14.83%

Household Income Distribution
$0 – $24,999	22%	16%	18%	15%
$25,000 – $49,999	25%	21%	22%	24%
$50,000+	53%	63%	60%	61%

Age Group Distribution
0 – 14 years	20%	20%	20%	18%
15 – 34 years	27%	26%	26%	26%
35 – 54 years	29%	31%	31%	30%
55+ years	23%	24%	24%	27%

Unemployment Rate
October 2007	4.7%	3.8%	4.0%	3.9%
December 2006	4.9%	3.6%	3.7%	3.7%

Source: SNL Financial; ESRI; U.S. Department of Labor.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

Employment by Occupation and Industry for Baltimore County

As of 2006

Civilian employed population (16 years and older)	411,127

Class of worker
Private wage and salary	319,212	77.64%
Government	72,419	17.61
Self employed	18,996	4.62
Unpaid family workers	500	0.12

	411,127	100.00
Occupation type
Management and professional	171,168	41.63%
Service occupations	58,201	14.16
Sales and office occupations	108,461	26.38
Farming, fishing and forestry	444	0.11
Construction, extraction and maintenance	33,206	8.08
Production, transportation and material moving	39,647	9.64

Total	411,127	100.00
Industry type
Agriculture, forestry, fishing, hunting and mining	746	0.18%
Construction	27,040	6.58
Manufacturing	29,604	7.20
Wholesale trade	11,610	2.82
Retail trade	43,534	10.59
Transportation and warehousing and utilities	19,991	4.86
Information	9,551	2.32
Finance, insurance, real estate	36,718	8.93
Management services	51,354	12.49
Educational services, health care and social services	101,191	24.61
Arts, entertainment, recreation and food services	29,884	7.27
Other services, except public transportation	18,502	4.50
Public administration	31,402	7.64

	411,127	100.00

Source: U.S. Census Bureau; 2006 American Community Survey.

FELDMAN FINANCIAL ADVISORS, INC.

Table 19 summarizes deposit market data for all commercial banks and thrift institutions with offices in the Baltimore-Towson MSA. Based on deposit data as of June 30, 2007 and adjusted for any subsequent merger transactions, the Company ranked 16th among the financial institutions operating in the Baltimore-Towson MSA. As of such date, the Company had total deposits of $570.2 million in the MSA, which reflected a 1.22% market share based on the region’s total deposits of $46.8 billion. Four large regional commercial banks occupied the top four market share rankings of deposits in the MSA. Bank of America Corporation, PNC Financial Services Group, M&T Bank Corp., and Wachovia Corporation held market shares of 24.2%, 11.6%, 10.2% and 8.7%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Table 19

Deposit Market Share in Baltimore-Towson MSA

Data as of June 30, 2007

(adjusted for pending and completed mergers)

Rank	Institution	Institution Type	No. of Branches	Total Deposits ($000)	Market Share (%)
1	Bank of America Corp. (NC)	Bank	105	11,311,401	24.18
2	PNC Financial Services Group (PA)	Bank	88	5,418,273	11.58
3	M&T Bank Corp. (NY)	Bank	79	4,784,087	10.22
4	Wachovia Corp. (NC)	Bank	56	4,069,795	8.70
5	Provident Bankshares Corp. (MD)	Bank	68	2,768,776	5.92
6	BB&T Corp. (NC)	Bank	59	2,687,550	5.74
7	SunTrust Banks Inc. (GA)	Bank	52	1,644,427	3.51
8	Susquehanna Bancshares Inc. (PA)	Bank	25	1,033,500	2.21
9	First Mariner Bancorp (MD)	Bank	24	892,483	1.91
10	Eastern SB FSB (MD)	Thrift	5	832,590	1.78
11	Fulton Financial Corp. (PA)	Bank	18	787,768	1.68
12	Bradford Bancorp Inc. (MD)	Thrift	15	660,086	1.41
13	Severn Bancorp Inc. (MD)	Thrift	4	643,650	1.38
14	B.F. Saul Company (MD)	Thrift	31	610,448	1.30
15	K Capital Corp. (MD)	Bank	8	594,357	1.27
16	BCSB Bankcorp Inc. (MHC) (MD)	Thrift	18	570,224	1.22
17	Sandy Spring Bancorp Inc. (MD)	Bank	12	527,361	1.13
18	Rosedale FS&LA (MD)	Thrift	8	443,847	0.95
19	Northwest Bancorp Inc. (MHC) (PA)	Bank	5	384,912	0.82
20	Arundel FSB (MD)	Thrift	6	355,068	0.76
21	Annapolis Bancorp Inc. (MD)	Bank	7	305,553	0.65
22	Queenstown Bancorp of MD Inc. (MD)	Bank	6	305,135	0.65
23	Carrollton Bancorp (MD)	Bank	13	282,170	0.60
24	Glen Burnie Bancorp (MD)	Bank	8	264,821	0.57
25	Wilmington Trust Corp. (DE)	Bank	1	250,345	0.54
	Remaining Institutions		49	4,359,768	9.32

	Baltimore-Towson MSA Totals		770	46,788,395	100.00

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

The Company is currently faced with several operational challenges that, if not addressed, may hinder its ability to generate competitive returns. These challenges consist of the following:

•

Supervisory Agreement – Presently, the Company is operating under a Supervisory Agreement with the Office of Thrift Supervision. While the Company believes it has complied with the provisions of the Supervisory Agreement, it continues to devote significant management resources to ensure that it complies with all the substantive and procedural requirements of the Agreement and cannot predict when or whether the Office of Thrift Supervision will terminate the Supervisory Agreement.

•

Limited cash at the holding company – As of September 30, 2007, the Company had $23.2 million in outstanding trust preferred securities obligations. $12.9 million of these securities carried an adjustable interest rate equal to the LIBOR plus a margin of 365 basis points, and the remaining $10.3 million of these securities carried an adjustable interest rate equal to LIBOR plus a margin of 300 basis points, which amounted to 9.01% and 8.65%, respectively, at September 30, 2007. Pursuant to these instruments, BCSB Bankcorp makes quarterly interest payments, which payments totaled $2.1 million during the year ended September 30, 2007.

At September 30, 2007, BCSB Bankcorp had cash and other liquid assets totaling $3.1 million at the holding company level. Assuming that (i) interest rates remain stable and (ii) there are no other changes in BCSB Bankcorp’s ongoing holding company level expenses, it is estimated that, absent cash dividends from Baltimore County Savings Bank or the completion of the conversion, BCSB Bankcorp would deplete its liquid assets by the end of 2008. BCSB Bankcorp would deplete its liquid assets even sooner should LIBOR increase, thereby increasing the interest rate on BCSB Bankcorp’s trust preferred securities obligations. In order to conserve liquid assets at the holding company level, at its November 29, 2006 meeting, the Board of Directors voted to suspend BCSB Bankcorp’s cash dividend payments to its stockholders and agreed with the Office of Thrift Supervision not to make further dividend payments without prior Office of Thrift Supervision approval. Nevertheless, if Baltimore County Savings Bank is unable to generate earnings to support future dividend payments to BCSB Bankcorp, or if Baltimore County Savings Bank is otherwise limited in its ability to pay dividends to BCSB Bankcorp, in amounts sufficient to meet BCSB Bankcorp’s debt service obligations, and BCSB Bankcorp is unable to raise

FELDMAN FINANCIAL ADVISORS, INC.

additional capital, BCSB Bankcorp could at some point in the future fail to meet its trust preferred securities obligations. In such event, after five years following failure to make payments on its trust preferred obligations, the holders of the trust preferred securities could require immediate redemption of such securities, which could cause BCSB Bankcorp to suffer a significant decline in capital.

If the offering is completed, the Company expects to use a portion of the net proceeds retained by BCSB Bancorp to redeem some of an outstanding issuance of trust preferred securities, that can be redeemed without penalty, thereby reducing the annual interest payments on junior subordinated debentures. As a result, if the offering is completed, and assuming that interest rates remain stable and there are no other changes in BCSB Bancorp’s ongoing holding company level expenses, the Company estimates that, absent cash dividends from Baltimore County Savings Bank, BCSB Bancorp would not deplete its liquid assets for at least two years.

•

Low Interest Rate Spread – For the years ended September 30, 2007 and the 2006, the interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, was 2.04% and 1.96%, respectively. The low interest rate spread reflects the composition of the balance sheet and the fact that in recent years, short-term market interest rates, which are used as a guide to price deposits, have increased, while longer-term market interest rates, which are used as a guide to price longer-term loans, have not increased as rapidly. At September 30, 2007, mortgage-backed securities totaled $105.0 million, all of which were available for sale and carried an average yield of 5.50%. In addition, at September 30, 2007 Federal Home Loan Bank advances totaled $20.0 million with an average cost of 4.39%.

With the addition of a new President and Chief Executive Officer, the Company has identified four long-term goals that the Company will seek to achieve. These goals are intended to allow the Company to overcome the challenges outlined above, and are as follows:

•

Work to Achieve Office of Thrift Supervision Termination of the Supervisory Agreement – The Bank will seek to demonstrate to the Office of Thrift Supervision that it has fully complied with the requirements of the Supervisory Agreement and that the Office of Thrift Supervision may terminate the Supervisory Agreement, although the Company cannot predict whether or when the Office of Thrift Supervision will terminate the Supervisory Agreement. If this is successful, the Bank can return to a more typical level of regulatory oversight and redirect management resources from Supervisory Agreement compliance to operational matters.

FELDMAN FINANCIAL ADVISORS, INC.

•

Raise Capital – The Company believes that the additional capital raised in the conversion will provide a sound financial foundation that will help achieve the first strategic goal of seeking Office of Thrift Supervision termination of the Supervisory Agreement and the third strategic goal, described below, of improving income. In addition, the additional capital will reduce some of the existing risk that we may in the future be unable to meet obligations under the Company’s outstanding trust preferred securities.

•

Improve Income – The Company had net losses of $2.9 and $7.4 million during the fiscal years ended September 30, 2007 and 2006, respectively. The Company had net income of $601,000 and $885,000 during the years ended September 30, 2005 and 2004, respectively. During the year ended September 30, 2007, the Company incurred net losses of $7.1 million on a pre-tax basis or $4.9 million after taxes from the sale of mortgage-backed securities, investment securities and loans in connection with the restructuring of the balance sheet. Significantly contributing to the operating loss during the year ended September 30, 2006 was a $6.9 million loss, after taxes, that was incurred in a check-kiting scheme.

•

Transformation of the Balance Sheet – BCSB is in the process of transforming its balance sheet by emphasizing assets and liabilities that are intended to allow it to increase the net interest margin while reducing exposure to risk from interest rate fluctuations. BCSB has completed some of this transformation and commenced additional long-term initiatives.

During the year ended September 30, 2007, BCSB restructured the balance sheet as follows:

•

BCSB sold approximately $169.1 million of mortgage-backed securities and investment securities with an average yield of 3.51%. The Company used $73.0 million of the proceeds from these sales to prepay Federal Home Loan Bank advances with an average cost of 4.97%. The remainder of the proceeds from the sale of mortgage-backed securities and investment securities were initially invested in overnight deposits with Federal Home Loan Bank of Atlanta are to be used, over time, to fund outflows of certificate of deposit accounts that are expected to occur as rates of certificates of deposit are reduced in an effort to reduce the use of certificates of deposit as a funding source.

•

BCSB sold $31.9 million of mutual funds and $46.4 million of fixed-rate, performing single-family mortgage loans with a weighted average yield of 5.11% and a weighted average remaining term to maturity of 119 months.

FELDMAN FINANCIAL ADVISORS, INC.

Approximately 75% of the proceeds from the mutual fund sales were used to purchase investment securities with an approximate yield of 5.4%. BCSB expects to use the remaining proceeds to originate commercial loans as opportunities to do so become available and will retain a portion of the funds to replace certificates of deposit with higher interest rates.

As a result of this balance sheet restructuring, BCSB expects to increase the interest rate spread, reduce its exposure to risks of interest rate fluctuations and increase its capital ratios. In connection with the balance sheet restructuring, BCSB incurred an after-tax charge to income of $4.9 million during the three months ended March 31, 2007. At September 30, 2007, BCSB had $393.1 million in certificates of deposit, representing 70.4% of total deposits at that date. Of that amount, $119.6 million, representing 21.4% of total deposits, had balances of more than $100,000, known as jumbo certificates of deposit. These jumbo certificates have an average cost of 4.79%. $253.2 million of the jumbo certificates will mature within 12 months of September 30, 2007. BCSB experience has been that many of the customers that hold large balance certificates of deposit have no other customer relationships with BCSB and are not among the most profitable customers. As BCSB reduces the rates on certificates of deposit, BCSB believes it will reduce the outstanding balance of high cost certificates of deposit as these customers move their certificates of deposit to other banks offering higher rates and thereby reduce the average cost of funds.

This balance sheet restructuring reduced assets and liabilities by approximately $169.1 million. Pursuant to the restructuring BCSB decreased and will continue to decrease assets and liabilities where the cost of the liabilities exceeded the yield on the assets. BCSB presently does not contemplate any further balance sheet reduction, unless it ultimately decides to sell or close one or more branches in connection with the branch review process described below.

In addition to the balance sheet restructuring, over the long term, BCSB plans to gradually increase its investment in high quality, commercial real estate loans and commercial business loans, while reducing the current concentrations in single-family mortgage loans and mortgage-backed securities. In the short term, BCSB will fund commercial real estate and commercial business loan originations from the cash flow from the investment and mortgage-backed securities portfolio.

FELDMAN FINANCIAL ADVISORS, INC.

At September 30, 2007, single-family residential loans, single-family rental property loans, commercial real estate loans, construction loans and commercial lines of credit represented 38.2%, 8.4%, 27.8%, 9.8% and 3.0%, respectively, of the gross loan portfolio. Gradually over the next few years, BCSB will seek to increase commercial real estate loans and commercial business loans.

Commercial real estate and commercial business loans provide the opportunity to earn more interest income because they tend to have higher interest rates than residential mortgage loans. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and adjustable interest rates. There are many commercial properties and businesses located in the Company’s market area, and with the additional capital raised in the offering the Company intends to pursue the larger lending relationships associated with these opportunities. To assist in an effort to increase commercial real estate and commercial business lending, the Company will seek to add expertise in its commercial loan department through the hiring of experienced personnel, although the Company may not be able to attract qualified loan personnel.

The Company expects to receive net proceeds from the offering of between $17.4 million and $24.0 million, of which between $8.7 million and $12.0 million (50% of net proceeds) will be contributed to Baltimore County Savings Bank. The Company expects to use a portion of the net proceeds retained by BCSB Bancorp to redeem some of an issuance of outstanding trust preferred securities. Initially, the Company will invest the remaining net proceeds from the offering in US government and agency securities, which generally earn yields below those available on loans. The Bank originated $92.0 million in loans during the year ended September 30, 2007, and anticipates that within the first year following the offering will be able to reinvest the proceeds contributed to Baltimore County Savings Bank into loans.

With respect to liabilities, the strategy is to emphasize transaction and money market accounts, while decreasing the reliance on certificates of deposit. The Company values transaction and money market accounts because they represent longer-term customer relationships and a lower cost of funding compared to longer-term certificates of deposit that the Bank has traditionally relied on for funding. The Bank will seek transaction and money market deposits through competitive products and pricing and targeted advertising. In addition, the Bank intends to expand the current line of business-related accounts for commercial customers. The Bank also intends to increase core deposits by better utilizing its branch network.

FELDMAN FINANCIAL ADVISORS, INC.

•

Increase Noninterest Income – BCSB’s Board of Directors has directed management to identify opportunities within the organization to generate increased noninterest income. The Company will seek to capitalize on the existing branch network by developing additional products and/or services to offer existing customers, although, with the exception of overdraft privileges on checking accounts, no specific new products or services have been made available to customers at this time.

•

Top to Bottom Review of Branch Network – Management believes that the extensive branch network in Baltimore, Harford and Howard Counties and Baltimore City is a strength of the Company. However, the Company is in the process of undertaking a complete review of all of existing branches to ensure that they maximize the potential profitability that can be generated from this network. The Company is considering whether any of the facilities need structural improvements and determining whether it has the appropriate personnel in each branch to best take advantage of the opportunities. Management is also analyzing whether any branches should be sold, closed or relocated.

•

Continued Expense Control – In recent years, management has achieved success in reducing noninterest expenses such as decreases in personnel cost. The Board of Directors will continue to make it a management priority to identify cost savings opportunities throughout all phases of operations.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY HELD THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Company because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings and second-stage offerings of thrifts are also examined to provide evidence of the “new issue discount” or “marketability” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for all public thrifts are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly held thrifts.

•

Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

FELDMAN FINANCIAL ADVISORS, INC.

The operations of the Company fit the general profile of an evolving thrift institution, concentrated on retail banking in its local market and simultaneously expanding its market presence in the commercial arena. While residential mortgages remain the core product in the Company’s loan portfolio, commercial real estate, commercial business and home equity lending have increased over the past five years.

In determining the Comparative Group composition, we focused on the Company’s corporate structure, asset size, profitability, and equity level. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion. Specifically, we applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on a major stock exchange or listed on NASDAQ.

•	Geographic – eastern United States

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Ownership profile – fully-converted thrifts (excludes mutual holding companies).

•	Current financial data – publicly reported financial data available as of September 30, 2007.

•	Asset size – total assets of between $500 million and $1.0 billion.

•	Profitability measure – net income measuring less than 0.60% relative to average assets for the year-to-date period ending September 30, 2007.

FELDMAN FINANCIAL ADVISORS, INC.

As a result of applying the above criteria, the screening process produced a reliable representation of publicly traded thrifts with operations comparable to those of the Company. A general operating summary of the ten members selected for the Comparative Group is presented in Table 20. Of note, since our July 20, 2007 update, PVF Capital, a $900 million thrift headquartered in Ohio announced that it was going to be acquired. As such, they have been removed from the Comparative Group and replaced with the Hingham Institution for Savings, a $744 million thrift headquartered in Hingham, Massachusetts. Hingham has 9 branches, $439 million of deposits and equity totaling 7.28% of total assets.

The companies in the Comparative Group were drawn from across the eastern United States with four located in the Mid-Atlantic region (three in Pennsylvania and one from New York), four from the Northeast (all from Massachusetts), one from the Mid-West region (Indiana) and one located in the Southeast (Florida). The asset sizes of the selected companies range from $524.9 million at First Keystone Financial, Inc. to $966.8 million at MutualFirst Financial, Inc. The median asset size of the Comparative Group was $754.4 million, slightly larger than the Company’s asset size of $642.4 million.

In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited below-average profitability and capital ratios, with levels of problem assets similar to national medians. While some differences inevitably may exist between the Company and the individual companies, we believe that the chosen Comparative Group as a whole provides a meaningful basis of financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 20

Comparative Group Operating Summary

As of September 30, 2007

Company	City	State	No. of Offices	Initial Conversion Date	Total Assets ($000s)	Equity/ Assets (%)
BCSB Bankcorp, Inc. (MHC)	Baltimore	MD	18	07/08/98	642,381	5.38

Benjamin Franklin Bancorp, Inc.	Franklin	MA	11	04/05/05	907,090	11.80
Carver Bancorp, Inc.	New York	NY	10	10/25/94	765,022	6.87
Central Bancorp, Inc.	Somerville	MA	11	10/24/86	552,710	6.97
Federal Trust Corporation	Sanford	FL	11	12/12/97	726,856	6.09
Fidelity Bancorp, Inc.	Pittsburgh	PA	13	06/24/88	725,952	6.32
First Keystone Financial, Inc.	Media	PA	8	01/26/95	524,881	6.61
Harleysville Savings Financial Corporation	Harleysville	PA	6	08/04/87	773,544	6.08
Hingham Institution for Savings	Hingham	MA	9	12/20/88	743,826	7.28
Legacy Bancorp, Inc.	Pittsfield	MA	17	10/26/05	858,420	15.99
MutualFirst Financial, Inc.	Muncie	IN	21	12/30/99	966,789	9.08

Source: BCSB Bancorp; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 21 summarizes certain key financial comparisons between the Company and the Comparative Group. Tables 22 through 26 contain the detailed financial comparisons of the Company with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates. Financial data for the Company, the Comparative Group, and All Public Thrift aggregate were utilized as of or for the most recent available last twelve month (“LTM”) period ending September 30, 2007.

The Company’s LTM return on average assets was negative 0.41%, reflecting a profitability measure well below the Comparative Group median of 0.41% and the All Public Thrift median of 0.56%. The Company’s comparatively weaker earnings level was attributable primarily to the previously discussed restructuring as well as its comparatively lower net interest margin. All members of the Comparative Group except one comparable headquartered in Florida exhibited an LTM ROAA greater than the Company’s profitability ratio. While the Company had a lower operating expense ratio, it was not enough to offset the below-average net interest margin and lower non-interest income ratio. The Company’s LTM return on average equity at negative 8.57% also compared unfavorably to the Comparative Group median of 3.94% and the All Public Thrift median of 5.10%.

The Company’s net interest income level of 1.92% relative to average assets was positioned below the Comparative Group median of 2.41% and the All Public Thrift median of 2.75%. The Company’s lower level of net interest income production was attributable primarily by its higher concentration than the Comparative Group in cash and investment securities and

FELDMAN FINANCIAL ADVISORS, INC.

was compounded by have lower capital ratios than the Comparative Group. The Company’s net interest spread of 2.04% was lower than the Comparative Group and All Public Thrift medians of 2.10% and 2.47%, respectively.

The Company’s earning asset yield measured 5.86% and trailed the Comparative Group median of 6.05%. The Company’s lower asset yield resulted from having a larger concentration of cash and securities as a percentage of total assets and a lower level of net loans as a percentage of total assets as compared to the Comparative Group. The Company’s ratio of net loans to total assets measured 64.8% compared to the Comparative Group median of 76.3%. The Company’s ratio of residential mortgages to total loans measured 46.6% as compared to medians of 47.3% for the Comparative Group and 41.1% for the All Public Thrift Group. The Company’s cost of interest-bearing liabilities at 3.82% was less than the Comparative Group median cost of funds of 4.02% and below the All Public Thrift median of 3.95%. The Company’s level of borrowed funds was below the Comparative Group’s median debt utilization. Borrowings measured 6.7% of the Company’s assets and 25.3% for the Comparative Group median and 19.9% for the All Public Thrift median.

The Company’s non-interest operating income totaled 0.24% of average assets, trailing the Comparative Group and All Public Thrift medians of 0.47% and 0.54%, respectively. Fees and service charges and Bank Owned Life Insurance (BOLI) revenue were the largest contributors to the Company’s non-interest revenue.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

Key Financial Comparisons

BCSB Bancorp and the Comparative Group

As of or for the Last Twelve Months Ended September 30, 2007

	BCSB Bancorp	Comp. Group Median	All Public Thrift Median
Profitability
LTM Return on Average Assets	(0.41)%	0.41%	0.56%
LTM Return on Average Equity	(8.57)	3.94	5.10
Core Return on Average Assets	(0.06)	0.40	0.57
Core Return on Average Equity	(1.26)	3.94	5.11

Income and Expense (% of avg. assets)
Total Interest Income	5.51	5.83	5.89
Total Interest Expense	3.60	3.20	3.26

Net Interest Income	1.92	2.41	2.75
Provision for Loan Losses	0.02	0.06	0.09
Other Operating Income	0.24	0.47	0.54
Net Gains and Nonrecurring Income	(0.57)	0.01	0.03
General and Administrative Expense	2.24	2.49	2.57
Intangibles Amortization Expense	0.01	0.00	0.00
Nonrecurring Expense	(0.0)	0.00	0.00
Pre-tax Core Earnings	(0.09)	0.44	0.83

Efficiency Ratio	104.27	85.77	68.91

Yield-Cost Data
Yield on Interest-earning Assets	5.86	6.05	6.43
Cost of Interest-bearing Liabilities	3.82	4.02	3.95

Net Interest Spread	2.04	2.10	2.47

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	103.89	91.08	91.35
Avg. Interest-bearing Liabilities	104.06	80.70	80.39

Avg. Net Interest-earning Assets	(0.17)	9.79	10.02

FELDMAN FINANCIAL ADVISORS, INC.

Table 21 (continued)

Key Financial Comparisons

BCSB Bancorp and the Comparative Group

As of or for the Last Twelve Months Ended September 30, 2007

	BCSB Bancorp	Comp. Group Median	All Public Thrift Median
Balance Sheet Composition (% of total assets)
Cash and Securities	28.81%	19.81%	20.03%
Loans Receivable, net	64.81	76.28	73.71
Real Estate	0.01	0.00	0.03
Intangible Assets	0.39	0.37	0.36
Other Assets	5.98	3.59	4.12
Total Deposits	86.94	65.59	67.97
Borrowed Funds	6.72	25.33	19.85
Other Liabilities	0.96	1.05	1.06
Total Equity	5.38	6.92	9.90

Loan Portfolio (% of total loans)
Residential Mortgage Loans	46.61	47.30	41.13
Other Real Estate Mortgage Loans	37.59	30.64	28.70
Non-mortgage Loans	15.80	14.70	30.17

Growth Rates
Total Assets	(18.26)	(0.35)	3.26
Total Loans	(10.23)	3.59	5.20
Total Deposits	(7.67)	(0.83)	3.05

Regulatory Capital Ratios
Tier 1 Leverage Ratio	7.44	7.73	8.75
Tier 1 Risk-based Capital	12.16	11.72	12.46
Total Risk-based Capital	12.75	12.48	13.14

Credit Risk Ratios
Nonperforming Loans / Total Loans	0.53	0.55	0.55
Nonperforming Assets / Total Assets	0.37	0.46	0.47
Reserves / Total Loans	0.62	0.83	0.84
Reserves / Nonperforming Assets	110.51	118.53	118.50

Source: BCSB Bancorp; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

The Company’s provision for loan losses measured 0.02% of average assets, as compared to the Comparative Group median of 0.06% and the All Public Thrift median of 0.09%. The Company’s nonperforming asset ratio measured 0.37% of total assets versus the Comparative Group median of 0.46% and All Public Thrift median of 0.47%. The Company’s nonperforming loan ratio as a percent of gross loans was 0.53% and was comparable to the corresponding Comparative Group median of 0.55% and the All Public Thrift median of 0.55%. Notably, the majority of the Company’s nonperforming loans relates to one commercial credit that is in bankruptcy where management believes that there is significant collateral and the Bank will experience no loss. The Company maintained a lower level of loan loss reserves at 0.62% of total loans versus the Comparative Group median of 0.83% and the All Public Thrift median of 0.84%.

The Company’s operating expense ratio was lower than the Comparative Group median. The Company’s general and administrative expense ratio of 2.24% was below the Comparative Group median of 2.49% and the All Public Thrift median of 2.57%. Following the Conversion, operating expenses are likely to increase as the Company will recognize additional employee compensation and benefits expenses resulting from the shares granted to employees and executives under the benefit plans.

The Company’s balance sheet composition had a higher concentration of cash and securities and a lower level of loans compared to the Comparative Group as a whole. Total net loans amounted to 64.8% of assets at the Company as of September 30, 2007, versus 76.3% for the Comparative Group median. Cash and securities aggregated 28.8% of assets at the Company, compared to 19.8% for the Comparative Group median. The Company had intangible assets

FELDMAN FINANCIAL ADVISORS, INC.

totaling 0.39% of total assets compared to the Comparative Group median of 0.37%. Other assets, excluding intangibles and foreclosed real estate, composed 6.0% of the Company’s assets versus the Comparative Group median of 3.6%. The Company’s other assets primarily comprised premises and equipment and bank owned life insurance.

The Company’s borrowings level at 6.7% of assets reflected some continued usage of FHLB advances as a supplemental funding source and its investment in junior subordinated debt. The Comparative Group is characterized by companies with borrowing activity significantly higher than the Company and the overall thrift industry as demonstrated by the median debt level of 25.3% of total assets versus the All Public Thrift median of 19.9%. The Company’s equity level before the Stock Offering was 5.4% relative to assets, which was below the Comparative Group median of 6.9%. The Company’s risk-based capital ratios were comparable to the Comparative Group median and the All Public Thrift median.

The Company’s recent asset shrinkage is a result of its objectives to reduce the lower yielding wholesale assets (investments and mortgage-backed securities) by replacing the funds with retail lending activity. As a result, the Company’s loan portfolio decreased by 10.2% during the LTM period. The Comparative Group experienced a median loan portfolio growth rate of 3.6% as compared to the All Public Thrift median of 5.2%. Overall, the Company’s assets shrank 18.3% compared to (0.35%) growth and 3.3% growth for the Comparative Group and All Public Thrifts, respectively. Deposits also shrank for the LTM period by 7.7%, compared to the Comparative Group median shrinkage of 0.8%.

FELDMAN FINANCIAL ADVISORS, INC.

In summary, the Company’s recent earnings performance significantly lagged the results attained by the Comparative Group and All Public Thrift aggregate when based on returns on assets and returns on equity. The Company’s lack of profitability was a result of a weak net interest margin, balance sheet restructuring charges, low levels of non-interest income and low capitalization. Management believes that the competition in the banking and financial services industry in its primary market area is intense and that many of its competitors have substantially greater resources and lending limits than the Company do and offer services that it does not or cannot provide. Price competition for loans might result in the Company originating fewer loans, or earning a lower rate of return the loan portfolio, while price competition for deposits might result in a decrease in total deposits or higher rates paid on customer’s deposits, affecting the profitability of the Company in the future.

FELDMAN FINANCIAL ADVISORS, INC.

Table 22

General Financial Performance Ratios

As of or for the Latest Twelve Months Ended September 30, 2007

	Total Assets ($000s)	Total Deposits ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
BCSB Bankcorp, Inc. (MHC)	642,381	558,457	5.38	5.02	2.04	104.27	(0.41)	(8.57)	(0.06)	(1.26)

Comparative Group Average	754,572	498,695	8.32	7.61	2.50	84.42	0.22	2.90	0.22	2.83
Comparative Group Median	754,424	460,350	6.92	6.61	2.39	85.77	0.41	3.94	0.40	3.94

All Public Thrift Average	8,374,257	4,275,078	11.33	10.22	2.93	71.94	0.52	5.10	0.52	5.28
All Public Thrift Median	858,420	601,550	9.90	8.09	2.94	68.91	0.56	5.10	0.57	5.11

Comparative Group
Benjamin Franklin Bancorp, Inc.	907,090	627,755	11.80	8.11	2.94	88.82	0.39	3.25	0.39	3.26
Carver Bancorp, Inc.	765,022	620,950	6.87	6.01	3.63	85.70	0.61	9.39	0.60	9.25
Central Bancorp, Inc.	552,710	358,996	6.97	6.60	2.49	93.75	0.22	3.21	0.15	2.13
Federal Trust Corporation	726,856	481,407	6.09	6.09	1.95	114.82	(1.21)	(16.37)	(1.13)	(15.30)
Fidelity Bancorp, Inc.	726,577	433,555	6.40	6.04	2.14	67.84	0.51	8.14	0.49	7.76
First Keystone Financial, Inc.	524,881	353,708	6.61	6.61	2.15	96.14	0.09	1.40	0.08	1.17
Harleysville Savings Financial Corp.	773,544	424,035	6.08	6.08	1.58	69.75	0.42	6.67	0.41	6.46
Hingham Institution for Savings	743,826	439,293	7.28	7.28	2.28	61.74	0.60	7.87	0.60	7.87
Legacy Bancorp, Inc.	858,420	540,856	15.99	15.69	3.03	85.84	0.14	0.79	0.20	1.12
MutualFirst Financial, Inc.	966,789	706,397	9.08	7.62	2.77	79.82	0.42	4.62	0.42	4.62

Source: BCSB Bankcorp; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 23

Income and Expense Analysis

For the Latest Twelve Months Ended September 30, 2007

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Gains & Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. of Intang,	Non-rec. Expense	Pretax Core Earnings
BCSB Bankcorp, Inc. (MHC)	5.51	3.60	1.92	0.24	(0.57)	0.02	2.24	0.01	0.00	(0.09)

Comparative Group Average	5.74	3.27	2.46	0.48	(0.02)	0.20	2.38	0.01	0.00	0.21
Comparative Group Median	5.83	3.20	2.41	0.47	0.01	0.06	2.49	0.00	0.00	0.44

All Public Thrift Average	6.00	3.27	2.75	0.66	0.07	0.16	2.53	0.03	0.01	0.80
All Public Thrift Median	5.89	3.26	2.75	0.54	0.03	0.09	2.57	0.00	0.00	0.83

Comparative Group
Benjamin Franklin Bancorp, Inc.	5.26	3.20	2.49	0.72	(0.20)	0.01	2.83	0.09	0.00	0.24
Carver Bancorp, Inc.	6.29	3.33	2.32	0.62	0.03	0.04	3.48	0.02	0.00	0.50
Central Bancorp, Inc.	5.82	3.08	2.27	0.12	0.14	(0.05)	2.53	0.00	0.00	0.22
Federal Trust Corporation	6.01	3.69	2.77	0.35	(0.09)	1.49	2.45	0.00	0.00	(1.85)
Fidelity Bancorp, Inc.	5.57	3.52	1.57	0.43	0.03	0.08	1.73	0.00	0.00	0.71
First Keystone Financial, Inc.	5.58	3.20	1.95	0.50	0.06	0.07	2.45	0.00	0.00	0.02
Harleysville Savings Financial Corp.	5.27	2.97	2.90	0.21	0.02	0.00	1.20	0.00	0.00	0.52
Hingham Institution for Savings	5.86	2.51	3.49	0.25	0.00	0.04	1.51	0.00	0.00	0.90
Legacy Bancorp, Inc.	5.84	4.50	2.29	0.71	(0.06)	0.07	3.02	0.00	0.00	0.43
MutualFirst Financial, Inc.	5.88	2.69	2.57	0.84	(0.08)	0.21	2.61	NA	0.00	0.45

Source: BCSB Bankcorp; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 24

Yield-Cost Structure and Growth Rates

For the Latest Twelve Months Ended September 30, 2007

	Avg. Int. Earn. Assets/ Assets	Avg. Int.-Bear. Liabs./ Assets	Avg. Net Earning Assets/ Assets	Avg. Equity/ Assets	Yield on Int.-Earn. Assets	Cost of Int-Bear. Liabs.	Net Interest Spread	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate
BCSB Bankcorp, Inc. (MHC)	103.89	104.06	(0.17)	5.30	5.86	3.82	2.04	(18.26)	(10.23)	(7.67)

Comparative Group Average	92.22	78.59	11.33	8.46	6.14	3.94	2.17	1.10	2.00	0.79
Comparative Group Median	91.08	80.70	9.79	7.06	6.05	4.02	2.10	(0.35)	3.59	(0.83)

All Public Thrift Average	91.32	79.20	10.86	10.73	6.40	3.93	2.45	5.57	6.33	5.46
All Public Thrift Median	91.35	80.39	10.02	9.52	6.43	3.95	2.47	3.26	5.20	3.05

Comparative Group
Benjamin Franklin Bancorp, Inc.	87.07	73.22	13.85	12.01	6.02	3.67	2.36	0.53	(6.85)	0.24
Carver Bancorp, Inc.	91.35	83.52	7.84	6.39	6.77	3.43	3.34	(1.87)	2.62	(0.43)
Central Bancorp, Inc.	98.63	NA	NA	7.03	5.97	NA	NA	(0.61)	5.56	(7.65)
Federal Trust Corporation	93.37	NA	NA	7.33	6.44	NA	NA	(0.42)	(1.39)	(3.58)
Fidelity Bancorp, Inc.	96.64	NA	NA	6.28	5.90	4.09	1.81	(0.57)	4.56	4.68
First Keystone Financial, Inc.	90.03	NA	NA	6.33	6.01	4.03	1.98	0.37	(9.90)	(1.42)
Harleysville Savings Financial Corp.	93.93	NA	NA	6.29	5.54	4.15	1.39	(0.27)	8.72	(1.22)
Hingham Institution for Savings	90.49	80.70	9.79	7.09	6.07	4.24	1.82	9.65	10.55	13.54
Legacy Bancorp, Inc.	90.80	72.23	18.56	16.84	6.16	3.94	2.22	6.58	9.54	6.65
MutualFirst Financial, Inc.	89.88	83.27	6.61	9.04	6.48	4.00	2.47	(2.41)	(3.39)	(2.87)

Source: BCSB Bankcorp; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 25

Balance Sheet Composition

As of the Latest Twelve Months Ended September 30, 2007

	As a Percent of Total Assets
	Cash & Securities	Net Loans	Real Estate	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
BCSB Bankcorp, Inc. (MHC)	28.81	64.81	0.01	0.39	5.98	86.94	6.72	0.96	94.62	5.38

Comparative Group Average	22.59	72.42	0.16	0.76	4.07	65.86	24.79	1.03	91.68	8.32
Comparative Group Median	19.81	76.28	0.00	0.37	3.59	65.59	25.33	1.05	93.08	6.92

All Public Thrift Average	22.42	71.96	0.27	1.15	4.21	66.46	20.91	1.23	88.61	11.33
All Public Thrift Median	20.03	73.71	0.03	0.36	4.12	67.97	19.85	1.06	90.10	9.90

Comparative Group
Benjamin Franklin Bancorp, Inc.	27.65	65.49	0.02	4.02	3.03	69.21	17.64	1.35	88.20	11.80
Carver Bancorp, Inc.	10.76	82.70	NA	0.91	5.75	81.17	10.67	1.29	93.13	6.87
Central Bancorp, Inc.	15.41	82.40	0.00	0.40	1.90	64.95	27.53	0.54	93.03	6.97
Federal Trust Corporation	10.33	83.23	0.70	0.00	5.91	66.23	25.76	1.92	93.91	6.09
Fidelity Bancorp, Inc.	33.71	63.34	0.01	0.38	2.72	59.67	33.16	0.77	93.60	6.40
First Keystone Financial, Inc.	38.54	55.99	NA	0.00	NA	67.39	24.89	1.11	93.39	6.61
Harleysville Savings Financial Corp.	42.24	54.29	0.00	0.00	3.59	54.82	38.60	0.50	93.92	6.08
Hingham Institution for Savings	18.24	78.96	0.00	0.00	2.91	59.06	33.10	0.56	92.72	7.28
Legacy Bancorp, Inc.	21.38	73.60	0.00	0.36	4.82	63.01	20.02	0.98	84.01	15.99
MutualFirst Financial, Inc.	7.67	84.22	0.51	1.58	6.03	73.07	16.57	1.28	90.92	9.08

Source: BCSB Bankcorp; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 26

Regulatory Capital, Credit Risk, and Loan Composition

As of or for the Latest Twelve Months Ended September 30, 2007

	Tier 1 Leverage Capital Ratio	Tier 1 Risk- based Capital	Total Risk- based Capital	NPLs/ Loans	Total NPAs/ Assets	Resrvs./ NPAs	Resrvs./ Loans	Resid. Mtgs./ Loans	Other Real Est. Mtgs./ Loans	Nonmtg. Loans/ Loans
BCSB Bankcorp, Inc. (MHC)	7.44	12.16	12.75	0.53	0.37	110.51	0.62	46.61	37.59	15.80

Comparative Group Average	8.14	11.85	12.75	1.42	1.16	141.13	0.90	48.67	36.82	17.94
Comparative Group Median	7.73	11.72	12.48	0.55	0.46	118.53	0.83	47.30	30.64	14.70

All Public Thrift Average	9.85	14.91	15.79	0.94	0.86	167.42	0.93	43.63	28.79	27.58
All Public Thrift Median	8.75	12.46	13.14	0.55	0.47	118.50	0.84	41.13	28.70	30.17

Comparative Group
Benjamin Franklin Bancorp, Inc.	9.38	12.96	13.88	0.54	0.38	166.99	0.97	32.38	27.42	40.20
Carver Bancorp, Inc.	7.90	9.18	10.00	NA	0.48	144.27	0.84	NA	NA	NA
Central Bancorp, Inc.	8.58	11.95	12.86	2.03	1.68	36.32	0.74	38.23	51.80	9.97
Federal Trust Corporation	6.40	9.15	10.41	6.03	5.80	24.94	1.71	59.86	23.28	16.86
Fidelity Bancorp, Inc.	7.23	10.94	11.58	1.89	1.21	34.41	0.66	39.87	NA	NA
First Keystone Financial, Inc.	9.39	15.45	16.49	0.55	0.31	204.81	1.12	47.30	NA	NA
Harleysville Savings Financial Corp.	6.05	12.15	12.65	0.00	0.00	NM	0.46	71.80	NA	NA
Hingham Institution for Savings	7.55	11.49	12.30	0.55	0.43	118.53	0.65	41.06	50.96	7.98
Legacy Bancorp, Inc.	11.48	15.52	16.52	0.17	0.13	469.34	0.81	54.66	30.64	14.70
MutualFirst Financial, Inc.	7.40	9.69	10.77	1.06	1.20	70.57	1.00	52.86	NA	NA

Source: BCSB Bankcorp; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Company’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Company and thrift institutions in general. Changes in the Company’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Stock Offering.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Financial Condition

(3)	Market Area

(4)	Management

FELDMAN FINANCIAL ADVISORS, INC.

(5)	Dividend Policy

(6)	Liquidity of the Issue

(7)	Subscription Interest

(8)	Stock Market Conditions

(9)	Recent Acquisition Activity

(10)	New Issue Discount

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to profitably leverage the balance sheet. Each of the foregoing is an important factor to investors in assessing earnings prospects.

The Company derives its income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Since June 30, 2004 through mid-September 2007, the U.S. Federal Reserve increased its target federal funds rate 17 times, from 1.00% to 5.25%. Since mid-September 2007, the Federal Reserve has reduced rates three times to the current fed funds level of 4.25%. Generally, during the period of increasing rates, while the federal funds rate and other short-term market interest rates have increased, intermediate- and long-term market interest rates have not increased proportionately. This has led to a “flattening” of the market yield curve, which has even “inverted” during the past two years as short-term rates have exceeded long-term rates over an intermediate maturity horizon. The spread between the yields on the 10-year Treasury note and the two-year note has not exceeded 50 basis points since May 2005, generally did not exceed 20 basis points after October 2005 and remained generally

FELDMAN FINANCIAL ADVISORS, INC.

negative from June 2006 through mid-June 2007. Since June, 2007, as shown in the graphic below, short term rates have fallen and the spread between the two-year note and 10-year have widened. At January 9, 2008 the spread was 1.13% (3.82% for the 10-year and 2.69% for the 2-year). However the Company’s interest rate spread and net interest margin continue to be under pressure.

Notwithstanding asset growth, the Company’s profitability in recent years has declined and turned negative due to the previously noted check kiting, the flattening of the yield curve, which has led to a shrinking net interest margin and the fiscal 2007 balance sheet restructuring. The Company’s ROA was 0.21%, 0.12%, 0.08%, negative 0.92%, and negative 0.41%, respectively, for the fiscal years ended 2003, 2004, 2005, 2006 and 2007. The Company’s net interest margin has declined dramatically over the past five years, and continues to lag the

FELDMAN FINANCIAL ADVISORS, INC.

industry norm due to its leverage and liquidity position and a lower relative capital level. The balance sheet restructuring has had a positive impact on the margin and it is management’s expectation that further margin improvements will occur.

The infusion of capital from the Stock Offering will provide the Company with the additional operating flexibility and opportunities, although it will take time for the Company to prudently invest these proceeds and generate significant returns on these funds. In the current business cycle, interest rate risk poses a threat to the Company’s future earnings growth. While the reinvestment returns from the offering proceeds will augment the Company’s net income, the positive impact is restrained by the added expenses associated with the stock benefit plans. In light of the Company’s current negative earnings base, its pro forma profitability ratios (ROA, ROE and efficiency ratio) are expected to trail the Comparative Group’s performance in the near term. The Company’s recent earnings have trended down and the ability to return to profitability will be a challenge because of weak net interest margins. Thus, we believe a downward adjustment is warranted for the Company’s near term earnings prospects.

The infusion of conversion proceeds along with the aforementioned balance sheet restructuring and future business opportunities should provide a means to enhance earnings, however an earnings turn-around has yet to be demonstrated.

Financial Condition

As noted in Chapter II, with total assets of $642.4 million, BCSC Bancorp is slightly smaller as compared to the Comparative Group median of $754.4 million. At the pro forma midpoint of the offering range, the Company is expected to have total assets approximating $661.3 million. The Company has a lower level of net loans as a percentage of total assets at

FELDMAN FINANCIAL ADVISORS, INC.

64.8% compared to the Comparative Group median of 76.3% while having a higher level of cash and securities at 28.8% of total assets as compared to the Comparative Group median of 19.8%. The recent balance sheet restructuring initiative should improve the Company’s ratios over time.

The Company has a higher level of deposits and a lower reliance on borrowed funds as compared to the Comparative Group. However, the Company’s deposit portfolio is largely comprised of certificates of deposit. As a percentage of total assets, the Company has a deposit ratio of 86.9% and a borrowings-to-assets ratio of 6.7% compared to the Comparative Group medians of 65.6% and 25.3%, respectively.

BCSB Bancorp’s equity to assets ratio of 5.4% is below the Comparative Group median of 6.9%. At the pro forma midpoint of the offering range, the Company is projected to have a significantly enhanced equity-to-assets ratio of 8.1%. The Company has an intangibles-to-assets ratio of 0.39% compared to the Comparative Group median of 0.37%.

An area of importance for investors is the level of nonperforming loans and the level of allowance for loan losses as compared to the level of nonperforming assets. The Bank’s level of nonperforming assets as a percentage of total assets at 0.37% is lower than the Comparative Group median of 0.46%. The Bank’s level of reserves as a percentage on nonperforming assets at 110.5% is lower than that of Comparative Group median of 118.5%. As indicated previously, a significant portion of the Company’s nonperforming assets are comprised of one nonperforming commercial loan that is expected to be resolved at no loss.

Taken as a whole, and given the recently completed balance sheet restructuring, we believe that a downward adjustment is warranted for financial condition.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The members of the Comparative Group were drawn from across the eastern United States and are characterized by a cross-section of market areas that encompass mid-sized metropolitan communities. The Company’s primary market area is the Baltimore, Maryland metropolitan area. Demographic data for the Company’s local market projects income growth comparable to the United States as a whole. The Company’s market area has higher per capita and household income levels and lower unemployment rates than those of the United States. We do not believe that market area conditions affecting the Company warrant a valuation adjustment.

Management

Management’s principal challenges are to reinvigorate the balance sheet to gain assets and funding that will generate sustainable net interest margins, generate profitable results, monitor credit risks, and control operating costs while the Company competes in an increasingly competitive financial services environment while dealing with a flat yield curve and attempting to better utilize its current operations. The Company’s current Chief Executive Officer, Mr. Joseph Bouffard, assumed his position in 2006, after the resignation of the prior Chief Executive Officer. Mr. Bouffard came to BCSB Bancorp from another successful community bank in the Baltimore area. Also, in September 2007, BCSB hired Mr. Anthony Cole as the Chief Financial officer. Mr. Cole came from another successful thrift in the Baltimore area. We believe that investors will take into account that the Company is professionally and knowledgeably managed by a team of experienced banking executives. However, while the management team is seasoned, capable and making efforts to restructure the balance sheet, its efforts to improve the Company are unproven. Based on these considerations, we believe no adjustment is warranted based on management.

FELDMAN FINANCIAL ADVISORS, INC.

Dividend Policy

The Company has recently suspended its dividend program, and following the conversion, initially does not intend on paying a dividend. The ability to pay dividends in the future may depend on a number of factors, including capital requirements, financial condition and results of operations, including the ability to generate sufficient income to warrant the payment of a dividend, and other considerations. No assurance can be given that the Company will pay dividends.

Payment of cash dividends has become commonplace among publicly traded thrifts. Eight of the ten members of the Comparative Group companies currently pay dividends. The median dividend yield of the Comparative Group was 2.80% as of January 9, 2008, and was below the median All Public Thrift dividend yield of 3.24%. As the Company has suspended its dividend, we believe that a downward adjustment is appropriate for this factor.

Liquidity of the Issue

Nine of the ten members of the Comparative Group are listed on the NASDAQ National Market, while one company is listed on AMEX (American Stock Exchange). The Company currently has its common stock listed for trading on the NASDAQ National Market and following the Stock Offering will continue to be a listed company. Thus, we do not believe that any further adjustment is necessary to address this factor.

Subscription Interest

Until recently, initial public offerings (“IPOs”) of thrift stocks have attracted a great deal of investor interest. With a total of 27 completed conversions, 2005 marked the third consecutive year of increased volume in the conversion market and represented the most

FELDMAN FINANCIAL ADVISORS, INC.

conversions completed in one year since 1999. Conversion volume dropped in 2006 and 2007 produced 27 completed offerings. Of the 27 completed transactions, nine were standard conversions, seven were second-step MHC conversions and 11 were initial MHC transactions.

The Company has retained the services of Sandler O’Neill & Partners, L.P. to assist in the marketing and sale of the Stock Offering. The Company also has an employee stock ownership plan (“ESOP) that will purchase common stock in the offering. The Company’s Board members and executive officers currently anticipate purchasing 58,000 shares representing an aggregate amount of $580,000 of common stock. No eligible account holder, supplemental eligible account holder or other voting member may purchase in the subscription offering more than 5% of the common stock sold in the offering, which equals 116,266 shares at midpoint of the subscription offering range. No individual, no individual together with any associates, and no group of persons acting in concert may purchase in the offering more than 5% of the common stock sold in the offering, which equals 116,266 shares at the midpoint of the offering range.

Notwithstanding the demand for thrift IPOs, recent second-step offerings have not produced similar demand characteristics. Potential investors have the opportunity to purchase existing traded stock before the offering in the public markets. Further, the aftermarket demand for shares in second-step offerings has not been as strong as standard or MHC thrift IPOs. As an indication of this factor, it is anticipated that less than 50% of the to-be issued stock will be sold in the subscription offering. As indicated previously, with pricing as of August 6, 2007, BCSB received orders for 592,498 shares, or approximately 19.7% of the shares offered at the minimum and did not receive sufficient indications of interest in the syndicated community offering to complete the offering at the minimum of the valuation range. After this consideration of historical experience, we believe a downward adjustment is warranted.

FELDMAN FINANCIAL ADVISORS, INC.

Stock Market Conditions

Table 27 graphically displays the performance of the SNL Thrift Index of all publicly traded thrifts and the SNL Thrift Index (of thrifts with assets between $500 million and $1.0 billion) as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) since year-end 2003. The SNL Thrift Index and SNL Index of $500 million to $1.0 billion asset thrifts have both significantly underperformed the broader stock index, declining 40.5% and 16.6%, respectively, during the period from December 31, 2004 to January 9, 2008, as compared to the S&P 500 increasing by 16.3%. During calendar 2006, the SNL Thrift Index advanced 13.2% while the SNL Index of thrifts between $500 million and $1.0 billion in assets increased by 20.1%, compared to a 13.6% increase in the S&P 500.

The Thrift Industry has seen a steady recovery since the 1990s. This has been fueled primarily by the demand for housing loans, as the real estate sector of the economy has flourished. The thrift industry posted record profits of $16.4 billion in the calendar year ended December 31, 2005. Due to the flattening and eventual inversion of the yield curve, the industry reported lower profits at $15.9 billion for the year ended December 31, 2006. While earnings have decreased, thrifts, in general, are reporting strong equity levels, loan growth and solid asset quality. The industry reported record equity capital showing an equity capital ratio of 10.71% as of December 31, 2006.

Since December 31, 2006, given the general uncertainties about the pace of economic recovery, deterioration in the sub-prime and Alt-A mortgage markets, rising oil prices, the continuing war in Iraq, and the flat to inverted yield curve, the thrift market has declined substantially while the broader market is showing a slight increase. The SNL Thrift index was down 47.8% and the SNL Index of thrifts between $500 million and $1.0 billion was down 25.4% as compared to the S&P Index decrease of 0.6% since December 31, 2006.

FELDMAN FINANCIAL ADVISORS, INC.

Table 27

Comparative Stock Index Performance

December 31, 2003 to January 9, 2008

(Index Value 100 = 12/31/03)

FELDMAN FINANCIAL ADVISORS, INC.

Recent Acquisition Activity

Acquisition speculation is one factor underpinning the prices of thrift stocks. Table 28 summarizes recent acquisition activity involving banks and thrifts based in Maryland. Since January 1, 2005, there have been nine acquisitions involving Maryland financial institutions, three of which were thrift institutions. Overall acquisition valuation ratios for Maryland financial institutions were comparable to the premiums reported nationwide. The largest transaction was the acquisition of Mercantile Bancshares Corp. (Baltimore, Maryland) by PNC Financial Services Group. The most recent transaction was announced on December 2, 2007 and involved a bank, Fidelity and Trust Financial Corporation, that announced that it would be acquired by Eagle Bancorp, Inc. Also, on March 19, 2007, a thrift, Bradford Bank, announced that it would convert from the mutual to stock form and simultaneously acquire Patapsco Bancorp, Inc., a Baltimore based commercial bank. On January 3, 2008, Bradford and Patapsco announced that the acquisition was terminated, as Bradford was unable to complete its conversion. Given the recent merger activity in and around the Baltimore area and the fact that BCSB is undertaking a second step offering, we do believe that acquisition premiums are a factor to consider in determining the Company’s pro forma market value. We believe that any speculative interest may be reflected to some degree in the general trading values of thrift stocks and encompass members of the Comparative Group as well. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in BCSB’s stock should tend to be less compared to the stocks of the Comparative Group companies.

FELDMAN FINANCIAL ADVISORS, INC.

Marketability Discount

A “marketability” discount that reflects investor concerns and investment risks inherent in IPOs and second-step offerings is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The standard and MHC thrift conversion market continues to be robust as demonstrated by the after-market performance of recent offerings. However, after-market conditions for second-step offerings have been generally unfavorable. Table 29 presents a summary of thrifts that have completed second-stage stock offerings since January 1, 2005.

FELDMAN FINANCIAL ADVISORS, INC.

Table 28

Summary of Recent Maryland Acquisition Activity

Transactions Announced Since January 1, 2005

				Seller’s Prior Financial Data							Offer Value to
Buyer	State	Seller	B/T (1)	Total Assets ($Mil.)	Equity/ Assets (%)	YTD ROA (%)	YTD ROE (%)	Date Anncd.	Status (2)	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Average				2,168.2	9.37	0.57	5.32			727.2	226.0	244.7	28.43	21.42
Median				151.3	8.01	0.91	7.62			44.2	209.8	209.8	30.10	19.20

Eagle Bancorp, Inc.	MD	Fidelity & Trust Financial Corp.	B	452.0	6.61	(1.64)	(22.35)	12/02/07	P	48.8	137.3	137.3	NM	10.80
Bradford Bancorp, Inc.	MD	Patapsco Bancorp, Inc.	B	246.8	7.74	0.60	7.62	03/19/07	P	44.4	229.3	277.8	30.26	18.01
Sandy Spring Bancorp, Inc.	MD	CN Bancorp, Inc.	B	151.3	13.58	0.96	7.26	12/13/06	C	44.2	209.8	209.8	30.10	29.23
PNC Financial Services Group	PA	Mercantile Bankshares Corp.	B	17,002.7	13.32	1.73	12.59	10/08/06	C	6,027.1	257.6	377.7	20.28	35.45
Community Banks, Inc.	PA	BUCS Financial Corp	T	143.7	8.01	0.30	3.72	09/05/06	C	22.6	184.0	184.0	41.38	15.72
Bradford Bank MHC	MD	Valley Bancorp, Incorporated	T	49.9	10.08	0.91	8.92	07/28/06	C	9.6	190.4	190.4	31.61	19.20
Sterling Financial Corporation	PA	Bay Net Financial, Inc.	T	96.7	7.37	1.10	13.62	03/30/06	C	22.3	337.8	337.8	24.54	23.14
Northwest Bancorp, Inc. (MHC)	PA	Maryland Permanent Bank & Trust	B	86.5	10.49	(0.05)	(0.51)	11/14/05	C	14.8	162.8	162.8	NM	17.07
Fulton Financial Corporation	PA	Columbia Bancorp	B	1,284.1	7.11	1.25	16.97	07/26/05	C	310.7	324.8	324.8	20.87	24.19

(1)	B=bank; T=thrift.
(2)	P=pending; C=completed.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 29

Summary of Recent Second Step Stock Offerings

Transactions Completed Since 2005

					Price/Pro Forma				After-Market Price Chg.			Change
Company	State	Stock Exchange	IPO Date	Net Proceeds ($Mil.)	Book Value (%)	Tang. Book (%)	IPO Price ($)	1/9/08 Price ($)	One Day (%)	One Week (%)	One Month (%)	Thru 1/9/08 (%)
Average	NA	NA	NA	439.8	102.3	105.2	NA	NA	2.6	1.6	0.1	-2.8
Median	NA	NA	NA	49.6	102.1	104.8	NA	NA	2.8	0.4	-0.1	-3.2

Home Federal Bancorp, Inc.	ID	NASDAQ	12/20/07	85.8	88.3	88.3	10.00	10.31	(1.2)	0.2	NA	3.1
United Financial Bancorp, Inc.	MA	NASDAQ	12/04/07	82.1	80.4	80.5	10.00	10.49	3.0	4.5	7.7	4.9
North Penn Bancorp, Inc.	PA	OTCBB	10/02/07	6.7	79.0	79.0	10.00	9.00	2.6	0.5	(0.5)	(10.0)
Abington Bancorp, Inc.	PA	NASDAQ	06/28/07	121.4	102.5	102.5	10.00	8.89	(4.0)	(3.1)	(4.8)	(11.1)
People’s United Financial, Inc.	CT	NASDAQ	04/16/07	2,915.9	143.3	147.0	20.00	16.56	3.8	3.7	(0.1)	(17.2)
Osage Bancshares, Inc.	OK	NASDAQ	01/18/07	21.7	103.3	103.3	10.00	8.74	(0.5)	0.0	(6.8)	(12.6)
Westfield Financial, Inc.	MA	NASDAQ	01/04/07	170.1	111.7	111.7	10.00	9.35	7.0	7.2	9.0	(6.5)
Citizens Community Bancorp, Inc.	WI	NASDAQ	10/31/06	46.5	93.2	103.1	10.00	8.48	4.7	(1.0)	(2.5)	(15.2)
Liberty Bancorp, Inc.	MO	NASDAQ	07/24/06	25.0	101.7	101.7	10.00	10.50	2.5	0.7	0.9	5.0
First Clover Leaf Financial Corp.	IL	NASDAQ	07/11/06	40.5	96.9	110.9	10.00	10.02	3.9	7.0	10.2	0.2
Monadnock Bancorp, Inc.	NH	OTCBB	06/29/06	4.4	109.4	112.4	8.00	6.05	0.0	0.0	(13.8)	(24.4)
New England Bancshares, Inc.	CT	NASDAQ	12/29/05	26.5	96.3	106.5	10.00	11.10	6.6	7.0	7.0	11.0
American Bancorp of New Jersey, Inc.	NJ	NASDAQ	10/06/05	86.0	113.3	113.3	10.00	10.14	1.6	(2.0)	0.1	1.4
Hudson City Bancorp, Inc.	NJ	NASDAQ	06/07/05	3,337.4	122.1	122.1	10.00	14.32	9.6	10.7	15.5	43.2
First Federal of Northern Michigan Bancorp, I	MI	NASDAQ	04/01/05	14.7	89.8	94.3	10.00	6.95	(1.2)	(7.5)	(14.8)	(30.5)
Rome Bancorp, Inc.	NY	NASDAQ	03/30/05	52.7	106.3	106.3	10.00	11.38	3.2	(1.8)	(5.6)	13.8

Source: SNL Financial.

There were a total of 18 stock offerings during 2006 and 27 in 2007. Of these past transactions, four of the 2006 conversions and seven of the 2007 conversions involved second-step offerings. The after-market performance of second-step thrift conversions has been restrained. Of the 16 second-step stock offerings completed since January 1, 2005, the median first day price increase was 2.8%, with a median price increase of 0.4% and negative 0.1% for the one-week and one-month periods, respectively. Of the eleven second-step offerings since January 1, 2006, seven are trading at a discount to their offering price. The most recently completed second-stage offering was that of Home Federal Bancorp, a $700 million institution headquartered in Nampa, Idaho. Home Federal completed its offering of $85.8 million of net proceeds on December 20, 2007. The transaction priced at the bottom of the valuation range, with a pro forma price-to-book ratio of 88.3%. Home is currently trading approximately 3.1% above its offering price. United Financial Bancorp, a $1.1 billion thrift headquartered in West Springfield, MA also recently completed a second-stage conversion. United Financial which completed its offering of $82.1 million of net proceeds on December 4, 2007, near the bottom of

FELDMAN FINANCIAL ADVISORS, INC.

the valuation range with a pro forma price-to-book value ratio of 80.4%. United is currently trading approximately 4.9% above its offering price. Another recently completed second stage conversion was North Penn Bancorp, which completed its offering of $6.7 million of net proceeds on October 2, 2007. The North Penn transaction closed at the bottom of the valuation range with a pro forma price-to-book value ratio of 79.0%. North Penn is currently trading approximately 10% below its offering price. Abington Bancorp, a $950 million thrift with 17 branches headquartered outside of Philadelphia, completed a second-step conversion on June 28, 2007. This transaction priced near the bottom of the offering valuation range at 102.5% of pro forma book value and closed down 4.0% in its first day of trading and remains 11.1% below its initial offering price.

Thrift conversions continue to be priced at discounts to publicly traded thrifts. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to adeptly leverage the balance sheet in the currently low interest rate environment. Moreover, the mixed after-market performance of recent thrift second-step offerings provides added reason to continue to factor in a “marketability” discount for valuation of current thrift IPOs.

Investors are aware that at initial pro forma price-to-book ratios approaching the current trading range of a majority of public thrifts, price-to-earnings ratios of converting thrifts would be excessive, returns on equity very low, and capital levels dramatically high. Based upon the price-to-book ratio measure, thrift conversions recently have been discounted by 40% to 50% relative to the overall thrift trading market on a fully converted basis.

FELDMAN FINANCIAL ADVISORS, INC.

Adjustments Conclusion

Based upon our analysis, we believe that a downward adjustment is appropriate for earnings, financial condition, dividends, subscription interest and market conditions, but do not believe that any of the other previously described areas specifically analyzed result in an upward or downward adjustment relative to the Comparative Group.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). As the Company is experiencing negative earnings, we have not given any weight to the P/E approach, as it does not present any meaningful benchmark. As such, we have relied primarily on the P/B and P/TB ratios as a pricing guideline. Table 30 displays the market price valuation ratios of the Comparative Group as of January 9, 2008. Averages for the All Public Thrift aggregate are also shown in Table 30. Exhibit IV displays the pro forma assumptions and calculations utilized in analyzing the Company’s valuation ratios. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Company’s pro forma valuation ratios relative to the Comparative Group valuation data and recent thrift second-step valuations.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability, P/B and P/TB comparisons. The Company’s net income for the LTM period ending September 30, 2007 was negative $2.9 million and reflected an ROA of negative 0.41% and an ROE of negative 8.57%.

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The Company’s core return on assets was negative 0.06% for the same period. Generally, the P/E ratio is an important valuation ratio in the current thrift stock environment, however, due to the current earnings and outlook of the Company it was not meaningful to utilize the P/E methodology in developing our estimate of the Company’s pro forma market value.

Based on the Company’s operating performance, market movements of BCSB’s currently traded MHC securities, the Comparative Group and current market conditions for thrift stocks, and the results of the terminated subscription and community offering based on the August 6, 2007 appraised value, we have concluded that the Company’s pro forma market value on a fully converted basis should be lowered. As discussed earlier, the comparative group and overall market are demonstrably lower than August 6, 2007. We have determined the midpoint of the valuation range, on a fully converted basis, to be $36.7 million, approximately 34% lower than the $55.7 midpoint of our August 6, 2007 appraisal. This revised midpoint valuation produces a minimum valuation of $31.2 million, a maximum of $42.2 million and an adjusted maximum of $48.6 million.

The average P/B ratio for the Comparative Group was 80.0% and the median was 84.7%. At the new midpoint value of $36.7 million based on the assumptions summarized in Exhibit IV, we have determined a pro forma price-to-book ratio of 68.6% and price-to-tangible book ratio of 71.9% for the Company. Employing a range of 15% above and below the midpoint, the resulting minimum value of $31.2 million reflects a 61.8% P/B ratio and the resulting maximum value of approximately $42.2 million reflects a 74.6% P/B ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $48.6 million and a P/B ratio of 80.8%. At the midpoint price-to-book valuation ratio, the Company is valued significantly below the P/B 102.1% median of recent second step stock offerings as displayed in Table 29. At the

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midpoint price-to-tangible-book valuation ratio of 71.9%, the Company is valued below the 104.8% price-to-tangible-book ratio exhibited by the companies displayed in Table 29. At the minimum of the offering range, the P/B and P/TB ratios for the Company are 61.8% and 65.0%, respectively.

The Company’s pro forma midpoint P/B ratio of 68.6% reflects a 19.0% discount to the Comparative Group median P/B ratio of 84.7% and a 24.6% discount to the All Public Thrift median of 91.0%. At the minimum, the Company’s pro forma P/B ratio of 61.8% reflects a 27.0% discount to the Comparative Group median and a 32.1% discount to the All Public Thrift median.

The Company’s pro forma midpoint P/TB ratio of 71.9% reflects a 20.0% discount to the Comparative Group median P/TB ratio of 89.9% and a 29.3% discount to the All Public Thrift median of 101.7%. At the minimum, the Company’s pro forma P/TB ratio of 65.0% reflects a 27.7% discount to the Comparative Group median and a 36.1% discount to the All Public Thrift median.

As stated previously, the P/E ratios based on the Valuation Range, as indicated above, are not meaningful, as the Company is in a negative earnings position.

Based on the P/A measure, the Company’s pro forma midpoint of $36.7 million reflects a corresponding valuation ratio of 5.6%, ranging from 4.7% at the minimum to 6.4% and 7.3% at the maximum and adjusted maximum, respectively. Pricing at the midpoint, the P/A ratio is at a 5.6% discount to the Comparative Group median of 5.9%, and a 39.9% discount in contrast to the All Public Thrift median of 9.2%.

FELDMAN FINANCIAL ADVISORS, INC.

BCSB, in its current mutual holding company ownership structure, has public shares outstanding and is currently traded on the NASDAQ. As such, it may be an indicator of investor interest in the Company’s conversion stock and therefore received some consideration in our valuation. Based on BCSB’s current trading level of $6.11 as of January 9, 2008, its market capitalization approximates $36.2 million or $0.5 million less than the midpoint of the valuation range and was considered in the valuation process. BCSB’s market price has ranged between $6.11 to $9.30 per share over the last two months. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current market value of BCSB’s stock was somewhat discounted herein. However, BCSB’s trading market value may become more important towards the closing of the offering.

Valuation Conclusion

It is our opinion that, as of January 9, 2008, the aggregate estimated pro forma market value of the Company on a fully converted basis was within the Valuation Range of $31,213,010 to $42,229,370 with a midpoint of $36,721,190. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $48,563,770. Exhibit IV displays the assumptions and calculations utilized in determining the Company’s estimated pro forma market value on a fully converted basis.

FELDMAN FINANCIAL ADVISORS, INC.

Table 30

Pro Forma Comparative Valuation Analysis

BCSB Bancorp and the Comparative Group

Computed from Market Price Data as of January 9, 2008

Company	Closing Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Current Dividend Yield (%)
BCSB Bancorp, Inc.
Pro Forma Minimum	$10.00	31.2	N.M.	N.M.	61.8	65.0	4.74	7.67	0.00
Pro Forma Midpoint	$10.00	36.7	N.M.	N.M.	68.6	71.9	5.55	8.10	0.00
Pro Forma Maximum	$10.00	42.2	N.M.	N.M.	74.6	78.1	6.36	8.52	0.00
Pro Forma Adjusted Maximum	$10.00	48.6	N.M.	N.M.	80.8	84.3	7.27	9.00	0.00

Comparative Group Average	NA	53.6	19.5	28.0	80.0	88.7	6.86	8.32	2.65
Comparative Group Median	NA	43.2	15.1	15.8	84.7	89.9	5.88	6.92	2.80

All Public Thrift Average	NA	493.6	14.9	16.2	95.2	110.1	10.74	11.33	3.35
All Public Thrift Median	NA	89.2	13.4	14.1	91.0	101.7	9.24	9.90	3.24

Comparative Group
Benjamin Franklin Bancorp, Inc.	$13.44	106.0	29.2	29.3	100.1	151.7	11.81	11.80	1.79
Carver Bancorp, Inc.	$14.10	35.2	7.9	8.0	66.6	76.7	4.57	6.87	2.84
Central Bancorp, Inc.	$20.16	33.1	23.2	35.0	85.8	91.0	5.98	6.97	3.57
Federal Trust Corporation	$1.55	14.6	NM	NM	32.8	32.8	2.00	6.09	0.00
Fidelity Bancorp, Inc.	$13.00	39.1	10.7	11.2	83.6	88.8	5.35	6.40	4.31
First Keystone Financial, Inc.	$8.75	21.3	41.7	50.1	61.4	61.4	4.06	6.61	0.00
Harleysville Savings Financial Corp.	$12.70	47.3	15.3	15.8	100.4	100.4	6.11	6.08	5.35
Hingham Institution for Savings	$29.00	61.4	14.8	14.8	113.5	113.5	8.26	7.28	2.76
Legacy Bancorp, Inc.	$12.96	122.6	NM	74.3	91.9	93.9	14.69	15.99	1.23
MutualFirst Financial, Inc.	$13.00	55.6	13.4	13.4	63.7	77.1	5.78	9.08	4.62

Source: BCSB Bancorp, Inc.; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with CS First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning and Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Consolidated Balance Sheets

As of September 30, 2005 to 2007

(Dollars in Thousands)

	September 30,
	2007	2006	2005
		(in thousands)
Assets:
Cash and cash equivalents	$76,016	$11,737	$23,529

Interest bearing time deposits	100	100	100
Securities available for sale	3,970	143,068	151,386
Investment securities held to maturity	—	4,496	1,995
Mortgage-backed securities available for sale	104,999	86,801	112,120
Mortgage-backed securities held to maturity	—	28,675	26,470
Loans receivable	416,302	463,776	454,347
Premises and equipment	10,454	11,225	10,782
Federal Home Loan Bank stock	2,270	6,972	8,060
Foreclosed property	94	94	—
Bank owned life insurance	13,847	13,218	12,667
Goodwill and intangibles	2,477	2,536	2,592
Other assets	11,852	13,159	8,697
Total Assets	$642,381	$785,857	$812,745

Liabilities and Retained Earnings
Liabilities:
Deposits	$558,457	$604,845	$597,669
Federal Home Loan Bank Advances	20,000	118,473	144,796
Junior subordinated debentures	23,197	23,197	23,197
Other liabilities	6,135	5,921	5,043

Total liabilities	607,789	752,436	770,705

Retained Earnings:
Common stock	59	59	59
Paid in capital	21,620	21,390	21,247
Obligation under Rabbi Trust	1,146	1,246	1,238
Retained earnings - substantially restricted	13,590	16,511	24,963
Accumulated other comprehensive income - unrealized	(682)	(4,354)	(3,878)
Employee stock ownership plan	(44)	(227)	(410)
Stock held by Rabbi Trust	(1,097)	(1,204)	(1,179)

Total Stockholders’ equity	34,592	33,421	42,040

Total Liabilities and Stockholders’ Equity	$642,381	$785,857	$812,745

Source: BCSB Bancorp, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Consolidated Income Statements

For the Years Ended September 30, 2004 to 2007

(Dollars in Thousands)

	Years Ended September 30,
	2007	2006	2005	2004
			(in thousands)
Interest Income
Loans	$28,578	$28,352	$24,286	$22,056
Mortgage-backed securities	4,938	5,095	6,231	5,548
Investment securities	3,303	6,342	5,637	4,552
Other interest-earning assets	2,293	206	69	78

Total Interest Income	39,112	39,995	36,223	32,234

Interest Expense
Deposits	20,405	18,379	14,711	13,553
Borrowings	3,057	5,476	4,209	1,723
Other	2,055	1,921	1,464	1,086

Total Interest Expense	25,517	25,776	20,384	16,362

Net Interest Income	13,595	14,219	15,839	15,872

Provision for Loan Losses	117	194	453	708

Net Interest Income After Provisions for Loan Losses	13,478	14,025	15,386	15,164

Non-Interest Income
Gain (Loss) on repossessed assets	(3)	(24)	(276)	(34)
Gain (Loss) on loan sales	(1,207)	—	—	—
Mortgage banking operations	25	33	1	(45)
Fees on transaction accounts	699	561	686	759
Gains on sale of investments and MBS	(5,865)	5	884	22
Income from Bank Owned Life Insurance	571	474	454	487
Other	445	452	391	411

Total Non-Interest Income	(5,335)	1,501	2,140	1,600

Non-Interest Expenses
Salaries and employee benefits	8,143	8,673	9,150	8,810
Occupancy expense of premises	2,241	2,141	1,961	1,821
Property and equipment expense	1,189	1,301	1,151	1,115
Data processing fees	1,469	1,680	2,195	1,560
Advertising	517	612	642	870
Telephone, postage and office supplies	383	437	579	580
Loss on dishonored checks	(3,055)	10,752	—	—
Other	1,922	1,372	1,136	979

Total Non-Interest Expenses	12,809	26,968	16,814	15,735

Income Before Income Taxes	(4,666)	(11,442)	712	1,029
Income Taxes	(1,745)	(4,049)	111	144

Net Income	$(2,921)	$(7,393)	$601	$885

Source: BCSB Bancorp, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

As of September 30, 2003 to 2007

(Dollars in Thousands)

	At September 30,
	2007		2006		2005		2004		2003
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
Real estate loans:
Single-family residential	$164,522	38.20%	$214,724	44.50%	$195,203	40.44%	$179,010	43.47%	$179,552	46.32%
Single-family rental prop.	36,245	8.42	29,131	6.04	26,914	5.58	19,257	4.68	14,348	3.70
Commercial	119,598	27.77	110,179	22.83	75,034	15.55	64,615	15.69	53,675	13.85
Construction	42,284	9.82	39,021	8.09	53,755	11.14	23,225	5.64	16,411	4.23
Commercial lines of credit	12,982	3.01	9,606	1.99	16,463	3.41	16,038	3.89	6,410	1.65
Commercial leases	4,574	1.06	4,749	0.98	3,300	0.68	1,300	0.32	820	0.21
Commercial loans secured	—	—	365	0.08	1,869	0.39	800	0.19	133	0.03
Commercial loans unsecured	336	0.08	409	0.08	538	0.11	545	0.13	678	0.17
Consumer:
Auto	30,490	7.08	53,530	11.09	88,287	18.29	88,122	21.40	98,168	25.33
Home equity lines	16,960	3.94	17,942	3.72	17,901	3.71	15,629	3.80	13,943	3.60
Other	2,713	0.63	2,849	0.59	3,377	0.70	3,265	0.79	3,474	0.90

Total loans	$430,704	100.00%	$482,505	100.00%	$482,641	100.00%	$411,806	100.00%	$387,612	100.00%

Plus: purchase accounting premium	285		451		665		950		1,320
Less:
Undisbursed portion of loans in process	9,846		12,014		16,874		13,764		7,753
Allowance for loan losses	2,650		2,679		2,746		2,587		2,698
Unearned interest	1,633		4,132		9,067		10,002		12,750
Deferred loan fees	558		355		272		267		429

	14,687		19,180		28,959		26,620		23,630

Total loans, net	$416,302		$463,776		$454,347		$386,136		$365,302

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Investment Portfolio Composition

As of September 30, 2005 to 2007

(Dollars in Thousands)

	September 30,
	2007	2006	2005
Securities Available for Sale:
U.S. government and agency securities	$3,970	$110,054	$116,443
Mortgage-backed securities	77,704	86,801	112,120
Equity investments in mutual funds	—	33,014	34,943
Collateralized mortgage obligations	27,295	—	—

Total securities available for sale	108,969	229,869	263,506

Investment Securities Held to Maturity:
U.S. government and agency securities	—	4,496	1,995
Mortgage-backed securities	—	28,675	26,470

Total investment securities held to maturity	—	33,171	28,465

Total	$108,969	$263,040	$291,971

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Deposit Account Distribution

As of September 30, 2005 to 2007

(Dollars in Thousands)

	As of September 30,
	2007		2006		2005
	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits
	(Dollars in Thousands)		(Dollars in Thousands)
NOW accounts	$65,334	11.70%	$58,631	9.69%	$63,497	10.62%
Money market deposits	18,339	3.28	17,650	2.92	12,180	2.04
Passbook and savings deposits	81,632	14.62	95,890	15.85	116,693	19.52
Certificates less than $100K	273,538	48.98	301,776	49.89	275,334	46.07
Certificates greater than $100K	119,566	21.41	130,642	21.60	129,888	21.73
Purchase accounting premium	—	—	—	—	18	0.00
Accrued interest payable	48	0.01	256	0.04	59	0.01

Total	$558,457	100.00%	$604,845	100.00%	$597,669	100.00%

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6

Branch Office Network

As of September 30, 2007

(Dollars in Thousands)

Location	Owned or Leased		Opened	Net Book Value of Property
Corporation Headquarters and Administrative Offices
4111 E. Joppa Road	Owned		1994	$1,144,161
4117 E. Joppa Road	Owned		2003	175,660
Perry Hall Main Office	Leased	(1)	1955	$162,634
Bel Air Office	Leased		1975
Dundalk Office	Leased		1976
Timonium Office	Leased		1978
Catonsville Office	Leased		2003
Abingdon Office	Leased	(1)	1999	$403,836
Forest Hill Office	Leased	(1)	1999	$346,450
Essex Office	Leased		1999
Hickory Office	Leased	(1)	2000	$399,468
White Marsh	Leased	(1)	2000	$483,604
Caney	Leased		2001
Lutherville	Owned		2002	$614,911
Golden Ring	Leased		2002
Hamilton	Owned		2002	$153,835
Ellicott City	Leased		2002
Honeygo	Leased	(1)	2005	$686,621
Sparks	Leased	(1)	2005	$644,317
Owings Mills	Leased	(1)	2005	$786,375

(1)	Building is owned, but the land is leased

Source: BCSB Bancorp, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of January 9, 2008

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 1/9/08 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts (non-MHCs)
Abington Bancorp, Inc.	ABBC	PA	1,081	0.67	4.19	22.85	22.85	8.89	217.4	31.8	24.7	88.0	88.0	20.11	2.02
Ameriana Bancorp	ASBI	IN	422	0.06	0.73	7.94	7.76	8.71	26.0	NM	4.6	77.6	79.0	6.17	1.84
American Bancorp of New Jersey, Inc.	ABNJ	NJ	574	0.10	0.51	17.53	17.53	10.14	118.9	NM	NM	120.4	120.4	21.11	1.58
Anchor BanCorp Wisconsin Inc.	ABCW	WI	4,612	0.84	11.28	7.35	6.95	21.72	462.4	12.3	12.3	136.8	145.3	10.05	3.31
Astoria Financial Corporation	AF	NY	21,746	0.66	11.74	5.54	4.73	21.85	2,098.4	14.3	14.5	163.7	193.4	9.07	4.76
Bank Mutual Corporation	BKMU	WI	3,533	0.51	3.54	13.04	11.66	10.56	533.2	34.1	37.7	122.4	140.4	15.96	3.22
BankAtlantic Bancorp, Inc.	BBX	FL	6,486	(0.22)	(2.66)	7.28	6.17	3.37	189.4	NM	NM	40.0	47.7	2.91	0.59
BankFinancial Corporation	BFIN	IL	1,505	0.48	2.34	20.18	18.51	15.37	346.3	42.7	39.5	114.3	127.2	23.06	1.82
BankUnited Financial Corporation	BKUNA	FL	15,046	0.58	10.17	5.40	5.22	4.24	151.9	2.0	3.9	18.7	19.4	1.00	0.47
Benjamin Franklin Bancorp, Inc.	BFBC	MA	907	0.39	3.25	11.80	8.11	13.44	106.0	29.2	25.0	100.1	151.7	11.81	1.79
Berkshire Hills Bancorp, Inc.	BHLB	MA	2,472	0.67	5.48	13.38	6.44	24.08	257.5	14.6	23.4	78.1	174.6	10.45	2.49
BFC Financial Corporation	BFF	FL	7,446	(0.39)	(16.57)	2.50	1.50	1.24	59.3	NM	NM	34.3	61.8	0.79	—
BofI Holding, Inc.	BOFI	CA	1,025	0.38	4.57	7.35	7.35	7.03	58.2	19.5	27.9	82.7	82.7	5.70	—
Broadway Financial Corporation	BYFC	CA	333	0.50	7.58	6.50	6.50	8.00	14.1	10.0	13.3	73.8	73.8	4.26	2.50
Brookline Bancorp, Inc.	BRKL	MA	2,392	0.82	3.45	22.22	20.58	9.38	556.6	29.3	33.5	105.0	115.8	23.34	3.62
Carver Bancorp, Inc.	CARV	NY	765	0.61	9.39	6.87	6.01	14.10	35.2	7.9	12.6	66.6	76.7	4.57	2.84
Central Bancorp, Inc.	CEBK	MA	553	0.22	3.21	6.97	6.60	20.16	33.1	23.2	20.1	85.8	91.0	5.98	3.57
Central Federal Corporation	CFBK	OH	271	(0.09)	(0.80)	9.98	9.98	3.75	16.6	NM	NM	61.4	61.4	6.13	5.33
CFS Bancorp, Inc.	CITZ	IN	1,169	0.57	5.46	11.08	10.99	14.20	152.7	21.5	19.7	117.8	119.0	13.06	3.38
Chicopee Bancorp, Inc.	CBNK	MA	464	0.41	1.71	22.82	22.82	12.44	92.6	46.1	81.4	87.2	87.2	19.89	—
Citizens Community Bancorp, Inc.	CZWI	WI	386	0.22	1.09	20.24	18.77	8.48	60.4	NM	35.3	77.2	84.8	15.63	2.36
Citizens First Bancorp, Inc.	CTZN	MI	1,824	0.29	2.87	9.57	8.96	11.12	88.5	17.7	NM	50.7	54.5	4.85	3.24
Citizens South Banking Corporation	CSBC	NC	761	0.78	6.84	11.09	7.29	9.66	74.6	13.1	13.4	89.0	141.1	9.86	3.31
CMS Bancorp, Inc.	CMSB	NY	174	(0.58)	(4.93)	14.04	14.04	10.35	21.3	NA	NM	87.3	87.3	12.26	—
Community Financial Corporation	CFFC	VA	486	0.84	10.16	8.08	8.08	8.50	36.5	9.7	10.9	93.1	93.1	7.53	3.06
Countrywide Financial Corporation	CFC	CA	209,236	0.16	2.32	7.29	7.12	5.12	2,963.0	NM	NM	22.3	22.9	1.42	11.72
Dime Community Bancshares, Inc.	DCOM	NY	3,301	0.71	8.12	8.18	6.61	13.02	444.1	19.2	20.5	165.0	202.5	13.50	4.30
Downey Financial Corp.	DSL	CA	14,418	0.67	7.31	10.02	10.00	25.63	713.9	6.9	NM	49.4	49.5	4.95	1.87
Elmira Savings Bank, FSB	ESBK	NY	390	0.44	6.86	6.50	6.46	19.51	33.9	17.0	10.6	111.6	112.3	7.26	4.51
ESB Financial Corporation	ESBF	PA	1,918	0.42	6.31	6.56	4.36	9.75	122.2	15.5	15.4	97.4	150.0	6.39	4.10
ESSA Bancorp, Inc.	ESSA	PA	910	(0.62)	(3.89)	22.48	22.48	10.73	182.2	NA	24.4	89.0	89.0	20.01	—
Federal Trust Corporation	FDT	FL	727	(1.21)	(16.37)	6.09	6.09	1.55	14.6	NM	NM	32.8	32.8	2.00	—
FFD Financial Corporation	FFDF	OH	173	0.94	8.83	10.55	10.55	14.35	15.6	10.1	9.7	85.3	85.3	9.00	4.60
Fidelity Bancorp, Inc.	FSBI	PA	727	0.51	8.14	6.40	6.04	13.00	39.1	10.7	12.5	83.6	88.8	5.35	4.31
First Advantage Bancorp	FABK	TN	219	NA	NA	15.12	15.12	10.65	56.1	NA	NA	NA	NA	NA	—
First Bancorp of Indiana, Inc.	FBEI	IN	364	0.15	1.56	9.36	7.56	11.21	20.5	41.5	28.0	60.3	76.2	5.64	5.35
First Bancshares, Inc.	FBSI	MO	245	0.18	1.60	10.97	10.87	16.00	24.8	57.1	26.7	92.3	93.2	10.12	—

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of January 9, 2008

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 1/9/08 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
First BancTrust Corporation	FBTC	IL	303	0.40	4.61	8.73	8.36	9.65	21.5	18.2	12.1	81.3	85.3	7.10	2.49
First Capital, Inc.	FCAP	IN	447	0.78	7.90	10.10	8.93	16.50	46.4	13.4	12.9	103.3	118.3	10.43	4.12
First Clover Leaf Financial Corp.	FCLF	IL	378	0.68	2.78	23.58	21.28	10.02	86.4	33.4	38.5	97.2	110.9	22.92	2.40
First Community Bank Corporation of America	FCFL	FL	422	0.78	9.12	8.63	8.54	10.02	40.9	13.7	13.2	112.4	113.7	9.70	—
First Defiance Financial Corp.	FDEF	OH	1,580	0.94	8.81	10.42	8.08	19.42	137.1	9.8	10.9	83.7	110.7	8.72	5.36
First Federal Bancshares of Arkansas, Inc.	FFBH	AR	798	0.41	4.49	9.29	9.29	13.47	65.5	19.2	56.1	88.4	88.4	8.21	4.75
First Federal Bankshares, Inc.	FFSX	IA	631	0.40	3.60	10.75	8.06	13.80	45.6	18.4	19.1	67.2	92.4	7.23	3.04
First Federal of Northern Michigan Bancorp, Inc.	FFNM	MI	263	(0.04)	(0.31)	12.89	11.67	6.95	20.1	NM	NM	59.3	66.4	7.64	2.88
First Financial Holdings, Inc.	FFCH	SC	2,711	0.94	13.40	6.85	6.07	25.45	296.5	12.3	14.5	159.5	181.5	10.92	4.01
First Financial Northwest, Inc.	FFNW	WA	1,119	NA	NA	9.91	8.75	9.38	214.4	NA	NA	NA	NA	NA	—
First Franklin Corporation	FFHS	OH	320	0.28	3.51	8.01	8.01	9.50	16.0	17.9	42.9	62.3	62.3	4.99	3.79
First Keystone Financial, Inc.	FKFS	PA	525	0.09	1.40	6.61	6.61	8.75	21.3	41.7	54.7	61.4	61.4	4.06	—
First Niagara Financial Group, Inc.	FNFG	NY	8,115	0.97	5.67	16.42	7.86	10.70	1,128.5	14.7	NA	81.4	187.4	13.37	5.23
First PacTrust Bancorp, Inc.	FPTB	CA	770	0.42	4.05	10.85	10.85	17.30	76.2	21.6	61.8	86.8	86.8	9.41	4.28
First Place Financial Corp.	FPFC	OH	3,203	0.80	7.65	10.08	6.96	12.82	212.9	8.7	9.1	66.6	99.8	6.71	5.30
FirstFed Financial Corp.	FED	CA	7,368	1.38	16.74	8.72	8.72	33.80	460.9	4.7	5.4	71.7	71.8	6.26	—
Flagstar Bancorp, Inc.	FBC	MI	16,565	(0.01)	(0.29)	4.40	4.40	5.74	346.0	NM	NM	47.5	47.5	2.09	3.48
Flushing Financial Corporation	FFIC	NY	3,241	0.71	9.62	7.06	6.51	14.79	314.6	14.1	12.8	137.3	149.8	9.70	3.25
Franklin Bank Corp.	FBTX	TX	5,747	0.44	4.55	8.32	3.82	3.52	89.3	5.1	NA	22.4	68.4	1.55	—
GS Financial Corp.	GSLA	LA	177	0.32	1.99	15.40	15.40	17.72	22.4	40.3	73.8	80.1	80.1	12.34	2.26
Hampden Bancorp, Inc.	HBNK	MA	518	(0.22)	(1.55)	19.92	19.92	9.96	79.2	NA	35.6	76.7	76.7	15.29	1.20
Harleysville Savings Financial Corporation	HARL	PA	774	0.42	6.67	6.08	6.08	12.70	47.3	15.3	15.1	100.4	100.4	6.11	5.35
Harrington West Financial Group, Inc.	HWFG	CA	1,208	0.48	8.10	5.25	4.76	10.77	59.8	11.0	8.6	94.3	104.6	4.95	4.64
HF Financial Corp.	HFFC	SD	1,016	0.57	9.21	6.22	5.76	15.70	62.4	11.5	11.9	98.6	106.9	6.13	2.74
Hingham Institution for Savings	HIFS	MA	744	0.60	7.87	7.28	7.28	29.00	61.4	14.8	13.7	113.5	113.5	8.26	2.76
HMN Financial, Inc.	HMNF	MN	1,147	1.06	11.55	8.48	8.17	22.00	93.6	7.8	7.8	96.2	100.2	8.16	4.55
HopFed Bancorp, Inc.	HFBC	KY	797	0.52	7.63	6.84	5.90	13.49	48.5	12.3	12.0	89.2	104.4	6.10	3.56
Hudson City Bancorp, Inc.	HCBK	NJ	42,317	0.77	5.95	10.85	10.50	14.32	7,452.5	26.0	23.9	151.7	157.4	16.45	2.37
Independence Federal Savings Bank	IFSB	DC	159	(1.39)	(18.40)	7.02	7.02	6.50	10.1	NM	NM	90.2	90.2	6.34	—
IndyMac Bancorp, Inc.	IMB	CA	33,733	(0.09)	(1.65)	5.55	5.20	4.70	378.3	NM	NM	19.3	20.7	1.07	21.28
Jefferson Bancshares, Inc.	JFBI	TN	335	0.55	2.48	22.05	22.05	9.85	62.9	32.8	35.2	85.2	85.2	18.78	2.44
Legacy Bancorp, Inc.	LEGC	MA	858	0.14	0.79	15.99	15.69	12.96	122.6	NM	68.2	91.9	93.9	14.69	1.23
Liberty Bancorp, Inc.	LBCP	MO	333	0.63	3.94	15.07	15.07	10.50	46.6	25.0	20.2	99.6	99.6	15.00	0.95
Louisiana Bancorp, Inc.	LABC	LA	260	NA	NA	33.91	33.91	9.99	63.4	NA	NA	71.8	71.8	24.34	—
LSB Corporation	LSBX	MA	609	0.65	6.26	9.67	9.67	16.20	73.2	20.5	23.8	125.2	125.2	12.11	3.46
LSB Financial Corp.	LSBI	IN	345	0.75	7.75	10.10	10.10	19.20	29.9	11.4	10.4	86.3	86.3	8.72	5.21
MASSBANK Corp.	MASB	MA	817	0.89	6.89	13.15	13.03	36.00	153.7	21.2	17.8	143.0	144.4	18.80	3.22
Mayflower Bancorp, Inc.	MFLR	MA	242	0.40	4.94	8.11	8.09	11.50	24.1	25.6	24.2	123.0	123.3	9.97	3.48

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of January 9, 2008

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 1/9/08 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Meta Financial Group, Inc.	CASH	IA	686	0.17	2.57	7.01	6.55	39.50	102.3	NM	NA	212.7	228.9	14.91	1.32
MFB Corp.	MFBC	IN	510	0.65	8.08	8.04	7.34	34.18	44.9	14.4	25.4	109.4	120.8	8.80	2.22
MutualFirst Financial, Inc.	MFSF	IN	967	0.42	4.62	9.08	7.62	13.00	55.6	13.4	11.6	63.7	77.1	5.78	4.62
NASB Financial, Inc.	NASB	MO	1,506	1.00	9.98	9.92	9.74	23.30	183.3	12.4	14.6	122.7	125.1	12.17	3.86
New Hampshire Thrift Bancshares, Inc.	NHTB	NH	761	0.64	8.40	8.11	5.36	11.50	65.9	11.7	11.9	92.8	144.7	7.53	4.52
New York Community Bancorp, Inc.	NYB	NY	30,040	0.91	7.00	13.42	5.69	15.90	5,145.3	18.3	17.1	123.7	318.0	16.61	6.29
NewAlliance Bancshares, Inc.	NAL	CT	8,192	0.31	1.71	17.32	10.94	10.87	1,209.4	47.3	25.9	85.5	145.9	14.81	2.39
Newport Bancorp, Inc.	NFSB	RI	321	0.42	2.11	18.50	18.50	11.60	54.9	41.4	48.3	92.7	92.7	17.15	—
North Central Bancshares, Inc.	FFFD	IA	520	0.83	10.19	8.04	7.16	33.50	44.9	10.8	NA	107.4	121.8	8.63	4.18
OceanFirst Financial Corp.	OCFC	NJ	1,937	(0.17)	(2.70)	6.38	6.38	14.92	184.2	NM	13.8	149.1	149.1	9.51	5.36
Osage Bancshares, Inc.	OSBK	OK	133	0.88	3.69	26.44	26.44	8.74	31.5	27.3	24.3	89.3	89.3	23.62	3.89
Pamrapo Bancorp, Inc.	PBCI	NJ	624	0.78	8.32	9.42	9.42	19.25	95.8	19.4	20.9	163.0	163.0	15.35	4.78
Park Bancorp, Inc.	PFED	IL	219	0.12	0.88	13.92	13.92	23.28	28.3	NM	97.0	89.9	89.9	12.51	3.09
Parkvale Financial Corporation	PVSA	PA	1,847	0.74	10.56	7.00	5.41	26.65	147.0	11.2	10.3	113.9	149.9	7.98	3.30
Peoples Bancorp	PFDC	IN	469	0.57	4.44	13.22	12.78	14.80	46.0	16.6	14.7	74.1	77.1	9.80	5.14
People's United Financial, Inc.	PBCT	CT	13,551	1.20	5.15	33.46	32.94	16.56	5,654.7	33.8	22.2	106.2	108.7	35.52	3.22
PFF Bancorp, Inc.	PFB	CA	4,451	0.43	5.06	7.73	7.70	9.65	218.3	12.7	NM	63.5	63.7	4.90	7.88
Provident Financial Holdings, Inc.	PROV	CA	1,606	0.40	5.13	7.85	7.85	13.51	84.0	12.9	28.2	66.8	66.8	5.24	5.33
Provident Financial Services, Inc.	PFS	NJ	6,250	0.78	4.47	16.42	NA	12.90	792.4	17.0	23.0	77.7	157.9	12.75	3.41
Provident New York Bancorp	PBNY	NY	2,802	0.70	4.82	14.46	8.88	12.23	494.8	25.5	23.5	124.5	215.7	18.00	1.96
Pulaski Financial Corp.	PULB	MO	1,131	0.85	11.07	7.14	6.78	10.06	100.6	11.4	10.9	123.7	130.9	8.84	3.58
Rainier Pacific Financial Group, Inc.	RPFG	WA	882	0.42	4.30	10.16	9.84	13.69	89.2	21.4	19.0	93.3	96.8	9.48	1.90
River Valley Bancorp	RIVR	IN	348	0.64	9.00	7.16	7.15	16.06	26.2	12.2	12.6	105.1	105.2	7.52	5.23
Riverview Bancorp, Inc.	RVSB	WA	821	1.37	11.37	11.28	8.36	10.50	114.7	10.6	11.9	124.7	174.7	14.07	4.19
Rome Bancorp, Inc.	ROME	NY	314	1.07	4.23	22.46	22.46	11.38	90.3	28.5	25.9	128.4	128.4	28.84	2.81
Severn Bancorp, Inc.	SVBI	MD	945	1.36	14.02	9.90	9.87	8.98	90.4	7.2	9.4	96.6	97.0	9.57	2.67
Sovereign Bancorp, Inc.	SOV	PA	86,607	0.15	1.41	10.08	4.09	9.99	4,800.8	47.6	23.2	56.3	153.5	5.55	3.20
Superior Bancorp	SUPR	AL	2,903	0.32	2.82	11.97	5.89	4.90	197.4	21.3	29.3	56.8	123.1	6.79	—
Teche Holding Company	TSH	LA	719	0.95	10.24	9.31	8.83	35.00	77.2	11.9	13.1	115.1	121.8	10.72	3.83
TF Financial Corporation	THRD	PA	673	0.77	7.71	10.09	9.48	20.60	59.2	11.1	11.7	82.3	87.9	8.30	3.88
Timberland Bancorp, Inc.	TSBK	WA	645	1.34	10.67	11.56	10.61	11.75	81.9	10.0	9.2	109.6	120.8	12.67	3.40
TrustCo Bank Corp NY	TRST	NY	3,341	1.25	17.16	7.03	7.01	9.40	708.1	17.4	17.0	300.8	301.3	21.14	6.81
United Community Financial Corp.	UCFC	OH	2,742	0.62	5.90	10.10	8.94	5.17	155.4	9.1	14.4	56.1	64.2	5.67	7.35
United Financial Bancorp, Inc.	UBNK	MA	1,064	0.38	2.79	13.28	13.26	10.49	186.4	43.7	30.6	131.8	132.0	17.50	2.20
United Western Bancorp, Inc.	UWBK	CO	2,068	0.52	9.65	5.45	5.45	18.20	132.5	12.2	12.3	117.5	117.5	6.41	1.32
Washington Federal, Inc.	WFSL	WA	10,577	1.35	10.32	12.69	11.80	19.20	1,679.5	12.5	12.6	125.2	136.0	15.88	4.38
Washington Mutual, Inc.	WM	WA	330,110	0.87	11.49	7.25	4.51	12.34	10,720.0	4.0	11.3	45.4	76.2	3.23	18.15
Wayne Savings Bancshares, Inc.	WAYN	OH	399	0.54	6.21	8.54	8.00	10.57	33.2	15.1	14.7	97.5	104.7	8.33	4.54

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of January 9, 2008

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 1/9/08 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Westfield Financial, Inc.	WFD	MA	1,044	0.75	2.93	27.75	27.75	9.35	298.6	39.0	33.8	103.1	103.1	28.61	2.14
Willow Financial Bancorp, Inc.	WFBC	PA	1,575	0.50	3.69	13.10	6.64	7.91	123.0	15.8	16.6	NA	NA	NA	5.82
WSFS Financial Corporation	WSFS	DE	3,084	1.00	14.31	6.59	6.54	47.89	297.6	10.7	11.5	146.6	148.8	9.65	0.84
WVS Financial Corp.	WVFC	PA	449	0.91	12.30	6.90	6.90	16.06	36.3	9.9	8.9	117.1	117.1	8.08	3.99

Average			8,374	0.52	5.10	11.33	10.22		493.6	14.9	16.2	95.2	110.1	10.74	3.35
Median			858	0.56	5.10	9.90	8.09		89.2	13.4	14.1	91.0	101.7	9.24	3.24

Note: Includes all public thrifts listed on NYSE, AMEX, and NASDAQ National Market.

Source: SNL Financial.

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Full Conversion Valuation

1.	The total amount of the net offering proceeds from the sale of the 63.3% MHC owned interest to the public was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 4.05%, which represented the yield on one-year U.S. Treasury securities at September 30, 2007. The effective income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 2.67%.

3.	It is assumed that 7.0% of the total shares outstanding following the conversion, less the current 182,930 shares, to be adjusted for the exchange ratio, that have been issued by the Company’s employee stock ownership plan (“ESOP”), will be acquired by the Company’s ESOP. Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP purchase. The annual expense is estimated based on a fifteen-year period. No reinvestment is assumed on proceeds used to fund the ESOP.

4.	Assumes that open market purchases of shares equal to 3.0% of the total shares outstanding following the conversion with proceeds from the offering, less the current 91,464 shares, to be adjusted for the exchange ratio, that have been awarded under the historical management recognition plan (“RSP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

5.	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options that may be granted, if the plan is approved by stockholders. A number of shares equal to 10% of the total outstanding shares following the conversion, less the existing 228,660 option shares, to be adjusted for the exchange ratio, is assumed. We assumed that the options would vest at a rate of 20% per year and that compensation expense would be recognized on a straight-line basis over the 5-year vesting period.

6.	Fixed offering expenses are estimated at $1,579,000.

7.	Marketing fees for the stock offering are estimated at 1.0% of the amount of stock sold in the subscription offering, excluding sales to directors, officers, employees, and stock-benefit plans. 40% of the stock was assumed to be sold in subscription, with the remaining 60% sold in a syndicated offering, whereby fees are equal to 6.5% of the stock sold.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Second-Stage Stock Offering Range

BCSB Bankcorp, Inc.

Historical Financial Data as of September 30, 2007

(Dollars in Thousands, Except Per Share Data)

		Minimum	Midpoint	Maximum	Adj. Max.
Shares issued	100.0%	3,121,301	3,672,119	4,222,937	4,856,377
Exchange ratio		0.5264	0.6193	0.7122	0.8190
Shares exchanged	36.7%	1,144,763	1,346,781	1,548,798	1,781,117
Shares sold	63.3%	1,976,538	2,325,338	2,674,139	3,075,260
Offering price		$10.00	$10.00	$10.00	$10.00

Gross proceeds		$19,765	$23,253	$26,741	$30,753
Less: estimated expenses		(2,411)	(2,559)	(2,707)	(2,877)

Net offering proceeds		17,354	20,694	24,034	27,876
Plus: MHC capital addition		224	224	224	224
Less: ESOP purchase		(1,222)	(1,438)	(1,653)	(1,901)
Less: RSP purchase		(455)	(535)	(615)	(708)

Net investable proceeds		$15,901	$18,945	$21,990	$25,491

Net Income: (LTM period)
LTM ended 9/30/07		$(2,921)	$(2,921)	$(2,921)	$(2,921)
Pro forma income on net proceeds		425	506	587	681
Pro forma ESOP adjustment		(54)	(63)	(73)	(84)
Pro forma RSP adustment		(60)	(71)	(81)	(93)
Pro forma option adjustment		(158)	(186)	(214)	(246)

Pro forma net income		$(2,768)	$(2,735)	$(2,702)	$(2,663)

Pro forma earnings per share		$(0.92)	$(0.77)	$(0.66)	$(0.57)

Core Earnings: (LTM period)
LTM ended 9/30/07		$(428)	$(428)	$(428)	$(428)
Pro forma income on net proceeds		425	506	587	681
Pro forma ESOP adjustment		(54)	(63)	(73)	(84)
Pro forma RSP adustment		(60)	(71)	(81)	(93)
Pro forma option adjustment		(158)	(186)	(214)	(246)

Pro forma core earnings		$(275)	$(242)	$(209)	$(170)

Pro forma core earnings per share		$(0.09)	$(0.07)	$(0.05)	$(0.04)

Total Equity		$34,592	$34,592	$34,592	$34,592
Net offering proceeds		17,354	20,694	24,034	27,876
Plus: MHC capital addition		224	224	224	224
Less: ESOP purchase		(1,222)	(1,438)	(1,653)	(1,901)
Less: RSP purchase		(455)	(535)	(615)	(708)

Pro forma total equity		$50,493	$53,537	$56,581	$60,083

Pro forma book value		$16.18	$14.58	$13.40	$12.37

Tangible Equity		$32,115	$32,115	$32,115	$32,115
Net offering proceeds		17,354	20,694	24,034	27,876
Plus: MHC capital addition		224	224	224	224
Less: ESOP purchase		(1,222)	(1,438)	(1,653)	(1,901)
Less: RSP purchase		(455)	(535)	(615)	(708)

Pro forma tangible equity		$48,016	$51,060	$54,104	$57,606

Pro forma tangible book value		$15.38	$13.90	$12.81	$11.86

Total Assets		$642,381	$642,381	$642,381	$642,381
Net offering proceeds		17,354	20,694	24,034	27,876
Plus: MHC capital addition		224	224	224	224
Less: ESOP purchase		(1,222)	(1,438)	(1,653)	(1,901)
Less: RSP purchase		(455)	(535)	(615)	(708)

Pro forma total assets		$658,282	$661,326	$664,370	$667,872

Pro Forma Ratios:
Price / EPS - 9/30/07 LTM		N.M.	N.M.	N.M.	N.M.
Price / EPS - 9/30/07 Core		N.M.	N.M.	N.M.	N.M.
Price / Book Value		61.8%	68.6%	74.6%	80.8%
Price / Tangible Book Value		65.0%	71.9%	78.1%	84.3%
Price / Total Assets		4.74%	5.55%	6.36%	7.27%
Equity / Assets		7.67%	8.10%	8.52%	9.00%
Tangible Equity / Assets		7.32%	7.75%	8.17%	8.66%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Fully Converted Analysis at Midpoint

BCSB Bancorp

Historical Financial Data as of September 30, 2007

Valuation Parameters			Symbol	Data
Net income — LTM as tax-effected			Y	$-2,921,000
Core earning — LTM as tax-effected			Y	-428,340
Net worth			B	34,592,000
Tangible net worth			B	32,115,000
Total assets			A	642,381,000
Expenses in conversion			X	2,559,000
Other proceeds not reinvested			O	1,973,000
ESOP purchase			E	1,438,000
ESOP expense (pre-tax)			F	95,455
RSP purchase			M	535,000
RSP expense (pre-tax)			N	107,576
Stock option expense (pre-tax)			Q	186,000
Option expense tax-deductible			D	0.00%
Re-investment rate (after-tax)			R	2.67%
Tax rate			T	34.00%
Shares for EPS			S	96.35%

Pro Forma Valuation Ratios at Midpoint Value
Price / EPS — LTM			P/E	N.M.	x
Price / Core EPS — LTM			P/E	N.M.	x
Price / Book Value			P/B	68.59%
Price / Tangible Book			P/TB	71.94%
Price / Assets			P/A	5.55%

Pro Forma Calculation at Midpoint Value					Based on
V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$36,721,190	[LTM earnings]
		1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))	=	$36,721,190	[Core earnings]
		1 - (P/E / S) * R

V	=	P/B * (B - X - E - M)	=	$36,721,190	[Book value]
		1 - P/B

V	=	P/TB * (B - X - E - M)	=	$36,721,190	[Tangible book]
		1 - P/TB

V	=	P/A * (B - X - E - M)	=	$36,721,190	[Total assets]
		1 - P/A
Pro Forma Valuation Range

Minimum	=	$36,721,190	x	0.85	=	$31,213,010
Midpoint	=	$36,721,190	x	1.00	=	$36,721,190
Maximum	=	$36,721,190	x	1.15	=	$42,229,370
Adj. Max.		$42,229,370	x	1.15	=	$48,563,770

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Stock Offering Valuation

Computed from Market Price Data as of January 9, 2008

			Comparative
		BCSB	Group		All Public
Valuation Ratio	Symbol	Bancorp	Average	Median	Average	Median
Price / LTM EPS	P/E		19.5	15.1	14.9	13.4
Minimum	(X)	N.M.	NA	NA	NA	NA
Midpoint		N.M.	NA	NA	NA	NA
Maximum		N.M.	NA	NA	NA	NA
Adj. Maximum		N.M.	NA	NA	NA	NA

Price / Core EPS	P/E		28.0	15.8	16.2	14.1
Minimum	(X)	N.M.	NA	NA	NA	NA
Midpoint		N.M.	NA	NA	NA	NA
Maximum		N.M.	NA	NA	NA	NA
Adj. Maximum		N.M.	NA	NA	NA	NA

Price / Book Value	P/B		80.0	84.7	95.2	91.0
Minimum	(%)	61.8	-22.7%	-27.0%	-35.1%	-32.1%
Midpoint		68.6	-14.2%	-19.0%	-27.9%	-24.6%
Maximum		74.6	-6.7%	-11.9%	-21.6%	-18.0%
Adj. Maximum		80.8	1.1%	-4.5%	-15.0%	-11.2%

Price / Tangible Book	P/TB		88.7	89.9	110.1	101.7
Minimum	(%)	65.0	-26.7%	-27.7%	-41.0%	-36.1%
Midpoint		71.9	-18.9%	-20.0%	-34.7%	-29.3%
Maximum		78.1	-12.0%	-13.2%	-29.1%	-23.3%
Adj. Maximum		84.3	-5.0%	-6.2%	-23.4%	-17.1%

Price / Total Assets	P/A		6.86	5.88	10.74	9.24
Minimum	(%)	4.74	-30.9%	-19.4%	-55.8%	-48.7%
Midpoint		5.55	-19.1%	-5.6%	-48.3%	-39.9%
Maximum		6.36	-7.4%	8.1%	-40.8%	-31.2%
Adj. Maximum		7.27	6.0%	23.7%	-32.3%	-21.3%

IV-4